     As filed with the Securities and Exchange Commission on June 29, 1998.
                                                       Registration No. 333-
                                                                            ----
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   -----------

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933
                                   -----------

                                   e-NET, INC.
                 (Name of Small Business Issuer in Its Charter)

            Delaware                            1711                       52-1929282
(State or other jurisdiction of     (Primary standard industrial         (IRS employer
 incorporation or organization)      classification code number)      identification number)

                        12800 Middlebrook Road, Suite 200
                           Germantown, Maryland 20874
                                 (301) 601-8700
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                        12800 Middlebrook Road, Suite 200
                           Germantown, Maryland 20874
                                 (301) 601-8700
(Address of principal place of business or intended principal place of business)

             ROBERT A. VESCHI, President and Chief Executive Officer
                                   e-NET, INC.
                        12800 Middlebrook Road, Suite 200
                           Germantown, Maryland 20874
                                 (301) 601-8700
       (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   -----------

                                    Copy to:

                             CHARLES A. SWEET, Esq.
                               Williams & Connolly
                            725 Twelfth Street, N.W.
                             Washington, D.C. 20005
                                 (202) 434-5000

                                   -----------
                  Approximate date of commencement of proposed
                sale to public: As soon as practicable after the
                    Registration Statement becomes effective.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.                      / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering.                                             / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering.                                             / /

         If delivery of the Preliminary Prospectus is expected to be made
pursuant to rule 434, please check the following box.                        / /

                         CALCULATION OF REGISTRATION FEE

                  Title of Each Class of                 Amount to     Proposed Maximum   Proposed Maximum      Amount of
                Securities to be Registered            be Registered    Offering Price       Aggregate       Registration Fee
                                                                         Per Security      Offering Price
Private Placement Stock, $.01 Par Value                       750,000        $18.437 (1)        $13,827,750             $4,687
Placement Agent's Stock $.01 Par Value                         75,000         18.437 (1)          1,382,775                469
Underwriter's Stock, $.01 Par Value                           300,000         18.437 (1)          5,531,100              1,875
TOTAL                                                       1,125,000        $18.437 (1)        $20,741,625             $7,031

(1) The registration fee was calculated in accordance with Rule 457 and estimated solely for the purpose of determining the amount of the registration fee and is based on the average of the high and low prices of Registrant's Common Stock as reported on the NASDAQ Small-Cap Market on June 24, 1998.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

                                Explanatory Note

         This registration statement relates to the offer and sale by the selling holders described herein of the following securities: (A) 825,000 shares of common stock, par value $.01 per share ("Common Stock"), of e-Net, Inc. (the "Private Placement Stock") comprised of (i) 750,000 shares of Common Stock issued in a private placement in April 1998 (the "Private Placement"); and (ii) 75,000 shares of Common Stock underlying a five-year warrant issued to Pennsylvania Merchant Group Ltd., the placement agent for the Private Placement, with an exercise price of $9.00 per share; and (B) 300,000 shares of Common Stock underlying: (i) five-year warrants issued at the direction of Barron Chase Securities, Inc., the underwriter (the "Underwriter") of the Company's initial public offering of securities in April 1997 to purchase 150,000 shares of Common Stock, with an exercise price of $8.25 per share; and (ii) five-year warrants to purchase 150,000 shares of Common Stock, with an exercise price of $8.25 per share, which warrants (the "Underlying Warrants") underlie five-year warrants issued at the direction of the Underwriter to purchase the Underlying Warrants, with an exercise price of $0.20625 per Underlying Warrant.

                              SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED JUNE 29, 1998

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                   e-Net, Inc.
                        1,125,000 Shares of Common Stock

         This Preliminary Prospectus relates to the offer and sale (the "Offering") by the selling holders described herein (collectively, the "Selling Holders") of the following securities: (A) 825,000 shares of common stock, par value $.01 per share ("Common Stock"), of e-Net, Inc. ("e-Net" or the "Company," and such shares of Common Stock, the "Private Placement Stock") comprised of (i) 750,000 shares of Common Stock issued in a private placement in April 1998 (the "Private Placement," and such shares of Common Stock, the "Issued Private Placement Stock"); and (ii) 75,000 shares of Common Stock underlying a five-year warrant issued to Pennsylvania Merchant Group Ltd., the placement agent for the Private Placement (the "Placement Agent"), with an exercise price of $9.00 per share (such warrant, the "Placement Agent's Warrant" and such underlying shares, the "Placement Agent's Stock"); and (B) 300,000 shares of Common Stock (the "Underwriter's Stock" and, together with the Private Placement Stock, the "Offered Stock") underlying: (i) five-year warrants issued at the direction of Barron Chase Securities, Inc., the underwriter (the "Underwriter") of the Company's initial public offering of securities in April 1997 (the "Initial Public Offering ") to purchase 150,000 shares of Common Stock, with an exercise price of $8.25 per share (the "Common Stock Representative Warrants"); and (ii) five-year warrants to purchase 150,000 shares of Common Stock, with an exercise price of $8.25 per share, which warrants (the "Underlying Warrants") underlie five-year warrants issued at the direction of the Underwriter to purchase the Underlying Warrants, with an exercise price of $0.20625 per Underlying Warrant (the "Warrant Representative Warrants" and collectively with the Common Stock Representative Warrants and the Underlying Warrants, the "Underwriter's Warrants" and collectively with the Underwriter's Warrants and the Placement Agent's Warrant, the "Warrants"). See "Description of Securities."

         The Company's Common Stock is quoted on the Nasdaq SmallCap Market ("Nasdaq") under the symbols "ETEL". On June 24, 1998, the closing price of the Common Stock as quoted on the Nasdaq SmallCap Market was $18 7/16. No offered stock may be sold by Selling Holders in the Offering without the availability of a current Prospectus.

AN INVESTMENT IN THE SECURITIES OFFERED HEREBY IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION AND SHOULD BE CONSIDERED ONLY BY INVESTORS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" ON PAGES 5-8 AND "DILUTION."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRELIMINARY PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The Selling Holders may sell the Offered Stock from time to time in transactions in the open market, in negotiated transactions, or by a combination of these methods, at fixed prices that may be changed, or market prices at the time of sale, at prices related to market prices or at negotiated prices. The Selling Holders may effect these transactions by selling the Offered Stock to or through broker-dealers, who may receive compensation in the form of discounts or commissions from the Selling Holders or from the purchasers of the Offered Stock for whom the broker-dealers may act as agent or to whom they may sell as principal, or both. See "Plan of Distribution." The Company will not receive any proceeds from the resale of the Offered Stock by the Selling Holders.

         The Company will bear all of the expenses in connection with the registration of the Offered Stock, which expenses are estimated to be $130,000. The Selling Holders will pay any brokerage compensation in connection with their sale of the Offered Stock.


            The date of this Preliminary Prospectus is June 29, 1998.

                    FORWARD-LOOKING AND CAUTIONARY STATEMENTS

         Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words "estimate," "project," "intend," "expect," "believe," and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties. Many factors could cause the actual results, performance or achievements of the Company to be materially different from those contemplated by any future statements, including, among others, those described below under "Risk Factors." For additional information regarding these and other risks and uncertainties associated with the Company's business, see "Risk Factors" below, as well as the Company's reports filed from time to time with the Commission.


                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 (the "Registration Statement"), pursuant to the Securities Act of 1933, as amended (the "Act"), with respect to the offer, issuance and sale of the Offered Stock (the "Offering"). This Preliminary Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. The statements contained in this Preliminary Prospectus as to the contents of any contract or other document identified as exhibits in this Preliminary Prospectus are not necessarily complete, and in each instance, reference is made to a copy of such contract or document filed as an exhibit to the Registration Statement, each statement being qualified in any and all respects by such reference. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and exhibits thereof which may be inspected without charge at the principal office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549.

         In April 1997, the Company became subject to the reporting requirements of the Securities Exchange Act of 1934, and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; at its New York Regional Office, Room 1400, 7 World Trade Center, New York, New York 10048; and at its Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such material can be obtained from the Public Reference Section at prescribed rates. The Company intends to furnish its shareholders with annual reports containing audited financial statements and such other reports as the Company deems appropriate or as may be required by law.

         The Company will provide without charge to each person who receives a Preliminary Prospectus, upon written or oral request of such person, a copy of any information that is incorporated by reference in the Preliminary Prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such requests may be directed to Stockholder Relations, e-Net, Inc., 12800 Middlebrook Road, Suite 200, Germantown, Maryland 20874, telephone (301) 601-8700.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by, and must be read in conjunction with, the more detailed information and financial statements, including notes thereto, appearing elsewhere in this Preliminary Prospectus. Each prospective investor is urged to read this Preliminary Prospectus in its entirety.

The Company

         The Company develops, produces, markets and supports open telecommunications software and related hardware that enable, enhance, and manage telephone communications over the Internet, private Internet Protocol ("IP") networks and "intranets," and other types of digital data networks (collectively, "Digital Data Networks" or "DDNs"). The Company's Telecom 2000(TM) products ("Telecom 2000 Products") provide a user-friendly method of high fidelity telephone communications through DDNs. Through the use of Telecom 2000 Products, organizations can reduce their telephone expenses by extending their telephone services to remote offices and mobile employees, in some cases bypassing long distance service charges, while using their existing internal DDNs.

         The Company believes that, due to demand for lower cost telephone service, the market for telephony through DDNs, while in its early stages, holds significant potential for growth. According to a recent report issued by the technology industry analysis firm Frost and Sullivan, the market for Internet telephony gateways is forecast to grow from $4.7 million in 1996 to $1.8 billion in 2001. Although the Company has not participated in any of the formal research contained in the Frost and Sullivan report and cannot endorse its methods or conclusions, the Company generally believes that this market will grow substantially and that its products are well positioned to capture a significant share of this new, emerging market.

         The Company owns U.S. Patent No. 5,526,353, "System and Method for Communicating Audio Data over a Packet-Based Network" (the "353 Patent"). The Company believes that the 353 Patent is the first patent that specifically involves telephony through DDNs. The Company believes that the 353 Patent may provide certain strategic and technological advantages in the emerging market for telephony through DDNs. The Company can make no assurances, however, as to the extent of the advantages or protection, if any, that may be granted to them as a result of the 353 Patent. The Company's current and anticipated product line is not wholly dependent on the validity or applicability of the 353 Patent, and not all of the Company's products are covered by the 353 Patent.

         The Company's Telecom 2000 Products enable telephony through DDNs. Telecom 2000 products generally provide high fidelity duplex voice and telefax through DDNs, and also generally offer traditional telephony features like call waiting, call holding, call transfer, conference calling, billing, voice-mail and the like. The Company views its products as offering several competitive advantages. First, Telecom 2000 Products facilitate low-cost DDN telephone service with substantially the same operating features and the voice quality of the traditional telephone service. Next, the use of Telecom 2000 Products can be gradually implemented so that growth from small installations to large installations can occur while the user maintains high levels of performance and preserves a substantial amount of its prior technology investment. Finally, the distributed architecture of Telecom 2000 Products is designed to avoid certain problems associated with centralized systems, such as the risk of system-wide telephony loss due to the malfunction of a single computer or PBX, limitations on system growth and excessive hardware cost.

         There are three classes of Telecom 2000 Products, two of which include products that are available for delivery. The first class comprises the smallest system with the lowest number of ports, and includes the Telecom 2000 Desktop System and the Telecom 2000 retail system called "NetConnect", both of which are currently being sold. The second class, Telecom 2000 Customer Premises-based Gateway Systems, now available for delivery, comprises medium-sized systems with between 24 and 96 ports in a single chassis, serving as a "gateway" to DDNs, consolidating customer site-originated telephone calling for DDN-based transport efficiency and lower cost than traditional methods. The third class, Telecom 2000 Carrier-Class Gateways, now under development, comprises gateway products with a large number of ports, which are expected to offer over 1,000 simultaneous call capacity in a single chassis, to meet interconnection and compression standards and to be appropriate for sales to telephone carriers.

         e-Net began to sell Telecom 2000 Products in July 1997 with the introduction of the Telecom 2000 Desktop System. The Company announced the Telecom 2000 Customer Premise Equipment Gateway Systems, also known as the Telecom 2000 T1/E1 Digital Trunk Interface, in October 1997 and became generally available in February 1998. In December 1997, the Company announced its development plan for the Telecom 2000 Carrier-Class Gateway in conjunction with Summa Four, Inc. The Company expects this product to be available for sales in September 1998. The Company announced the general availability of its Telecom 2000 retail system called "NetConnect" in May 1998. In regard to any future products, no assurances can be given that these dates will be met.

         e-Net has established, and expects to continue to establish, a variety of strategic relationships that are intended to result in the embedding of e-Net telephony-enabling technology in various DDN devices. Examples of the Company's existing strategic relationships follow:

         Strategic Relationship                        Date Established          Purpose
         ----------------------                        ----------------          -------


         Sprint Communications Company, LP             March 1996                Main Carrier Internet Services and voice-over
                                                                                 data product planning and testing

         Paradyne Corporation                          June 1997                 Cooperative development and marketing of
                                                                                 Digital Subscriber Line ("DSL") technology

         Magellan Network Systems, Inc.                August 1997               Carrier-Class Gateway Product applications
                                                                                 software

         Summa Four, Inc.                              December 1977             Carrier-Class Gateway Product hardware
                                                                                 resource/programmable switch backplane

         Com21, Inc.                                   January 1998              Cable television modem telephony

         IDT Corporation                               April 1998                Retail consumer product telephone software
                                                                                 bundling and network access


         The Company develops, produces, markets and supports open telecommunications software and related hardware products that enable, enhance, and manage telephone communications over the Internet, private IP networks and "intranets," and other types of Digital Data Networks. The Company's Telecom 2000(TM) Products provide a user-friendly method of high fidelity telephone communications through DDNs. Through the use of Telecom 2000, organizations can reduce their telephone expenses by extending their telephone services to remote offices and mobile employees, in some cases bypassing long distance service charges, using their existing internal DDNs.

         In April 1997, the Company completed the Initial Public Offering and gained the listing of its Common Stock on the NASDAQ SmallCap Market as "ETEL." e-Net was founded in January 1995. The Company maintains principal executive offices at 12500 Middlebrook Road, Germantown, Maryland, 20874, telephone number 301-601-8700.

         See "Risk Factors," "Management" and "Certain Transactions" for a discussion of certain factors that should be considered in evaluating the Company and its business.

The Offering

Securities Offered.....................................................         1,125,000 shares of Common Stock comprised of: (A)
                                                                                825,000 shares of Common Stock issued in or in
                                                                                connection with the Private Placement, comprised of
                                                                                (i) 750,000 shares of Issued Private Placement
                                                                                Stock; and (ii) 75,000 shares of Common Stock
                                                                                underlying the Placement Agent's Warrant and (B)
                                                                                300,000 shares of Common Stock issued in connection
                                                                                with the Initial Public Offering, underlying: (i)
                                                                                the Common Stock Representative Warrants; and (ii)
                                                                                the Underlying Warrants underlying the Warrant
                                                                                Representative Warrants.

Selling Holders........................................................         The Offered Stock offered hereby may be offered and
                                                                                sold by certain Selling Holders, each of whom
                                                                                received his or her  Offered Stock either (a) in,
                                                                                or in connection with, the Private Placement; or
                                                                                (b) in connection with the Initial Public
                                                                                Offering.  See "Selling Holders."

Common Stock outstanding as of June 24, 1998...........................         8,220,924 shares(1)

Warrants outstanding as of June 24, 1998...............................         375,000

Warrants exercised as of June 24, 1998.................................         - 0-

Common Stock Outstanding if all Warrants are exercised.................         8,595,924

Estimated Net Proceeds if all Warrants are exercised...................         2,600,000 (2) (3)

Use of Proceeds........................................................         The Company will not receive any proceeds from the
                                                                                sale of the Offered Stock by the Selling Holders.
                                                                                See "Use of Proceeds."

NASDAQ Small Cap Market Symbol.........................................         Common Stock: ETEL

-------------------------
(1) Excludes an aggregate of 500,000 shares of Common Stock reserved for issuance upon exercise of outstanding options (the "Reserved Shares"). See "Dilution."

(2) The Company will not receive any of the proceeds from the sale of the Offered Stock offered by the Selling Holders. See "Selling Holders."

(3) Assumes exercise of all Warrants, the proceeds from the sale of which the Company will receive, at exercise prices of $5.25, 8.25 and 9.00 before deducting expenses payable by the Company as estimated at $130,000.

Selected Financial Information

         The selected financial information set forth below is derived from, and should be read in conjunction with, the more detailed financial statements (including the notes thereto) appearing elsewhere in this Preliminary Prospectus. See "Financial Statements."

                             Income Statement Items
                             ----------------------

                            From the Beginning of
                                 Operations
                              (June 8, 1995 to               Year Ended                  Year Ended
                             March 31, 1996)(1)            March 31, 1997              March 31,1998
                             ------------------            --------------              -------------
Sales                           $   294,000                $   549,000                $   723,000
Gross Profit                        206,000                    139,000                    376,000
Income (Loss)
  from Operations                    90,000                 (1,269,000)                (3,904,000)
Net Loss                           (537,000)                (6,938,000)                (3,899,000)

Loss per Share                  $      (.18)               $     (1.72)               $      (.68)
Weighted Average
Shares
  Outstanding                     3,017,808                  4,034,247                  5,708,904


                               Balance Sheet Items
                               -------------------

                                             Historical                        Pro Forma                  As adjusted for Exercise
                                           March 31, 1998                  March 31, 1998(2)                  of Warrants (3)
                                           --------------                  -----------------                  ---------------
Cash & Investments                           $1,816,000                       $15,816,000                       $ 18,416,000
Total Assets                                  3,722,000                        17,722,000                         20,322,000
Stockholders' Equity                          2,847,000                        16,847,000                         19,447,000

--------------------------
(1) The selected financial information from the beginning of operations (June 8, 1995) to March 31, 1996 does not include a pro forma adjustment to reflect certain additional compensation expenses. "See "Financial Statements."

(2) Pro forma balance sheet items illustrates the effect of net proceeds of approximately $5,100,000 received from the sale of 750,000 shares of common stock in April, 1998, in a private placement transaction and approximately $8,900,000 from redemption and exercise of 1,725,000 redeemable common stock purchase warrants issued in connection with the IPO (the "Redeemable Common Stock Purchase Warrants").

(3) Adjusted to reflect the exercise of all Warrants described in this registration.

                                  RISK FACTORS

         An investment in the securities being offered is speculative in nature, involves a high degree of risk and should not be made by an investor who cannot afford to lose its entire investment. Each prospective investor should carefully consider the following risks and speculative factors, as well as the others described elsewhere herein, before making an investment.

         As described under "Forward-Looking and Cautionary Statements," certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks and uncertainties. Many factors could cause the actual results, performance or achievements of the Company to be materially different from those contemplated by any future statements, including, among others, those described below.

History of Operating Losses and Accumulated Deficit; Expected Losses; Uncertainty of Future Profitability

         The Company has never recorded an operating profit and had an accumulated deficit of approximately $11,400,000 as of March 31, 1998. The ability of the Company to achieve profitability in the future largely depends on its ability to generate revenues from its products and services. Given the Company's focus on markets that are subject to rapid technological change (see "- Technological Change; Market Acceptance of Evolving Standards"), and the Company's resulting intention to continue to expend greater resources on research and development, revenues must increase commensurately for the Company to achieve profitability. In view of the Company's operating history, there can be no assurance that the Company will be able to generate revenue that is sufficient to achieve profitability, to maintain profitability on a quarterly or annual basis or to sustain or increase its revenue growth in future periods. The Company's limited capitalization may adversely affect the ability of the Company to raise additional capital in the future and could impair the Company's ability to invest in research and development, sales and marketing programs and other operations, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

Limited Operating History

         The Company was incorporated in Delaware on January 9, 1995 and, as such, faces the risks and problems associated with businesses in their early stages of development and has a limited operating history upon which to base an evaluation of its prospects. Such prospects should be considered in light of the risks, expenses and difficulties frequently encountered in the expansion of a business in an industry characterized by a substantial number of market entrants and intense competition. See "Business."

No Assurance of Future Profitability or Payment of Dividends

         The Company can make no assurances that the future operations of the Company will result in additional revenues or will be profitable. Should the operations of the Company be profitable, it is likely that the Company would retain much or all of its earnings in order to finance future growth and expansion. Therefore, the Company does not presently intend to pay dividends, and it is not likely that any dividends will be paid in the foreseeable future.

Immediate and Substantial Dilution

         An investor in the securities offered hereby will experience immediate and substantial dilution. As of March 31, 1998, the Company had a pro forma net tangible book value of approximately $16,847,000, or approximately $2.05 per share which reflects the pro forma effect of the Private Placement in April 1998 and the redemption and exercise of the Redeemable Common Stock Purchase Warrants in June 1998. After giving effect to the sale upon exercise of the Warrants and subsequent resale of offered stock: 150,000 shares at $5.25; 150,000 shares at $8.25; and 75,000 shares at $9.00 and after deducting estimated offering expenses, pro forma net tangible book value would have been $19,447,000 or $2.26 per share. The result will be an immediate dilution to new investors of $2.99, $5.99, and $6.74, respectively.

Possible Need for Additional Financing

         The Company intends to fund its operations and other capital needs for the next 12 months substantially from the remaining proceeds of the Initial Public Offering, the Private Placement and the redemption and exercise of the Redeemable Common Stock Purchase Warrants, but there can be no assurance that such funds will be sufficient for these purposes. The Company may require substantial amounts of the proceeds of the Initial Public Offering, the Private Placement and the redemption and exercise of the Redeemable Common Stock Purchase Warrants for its future expansion, operating costs and working capital. The Company has access to a $1,000,000 line of credit, which it has not drawn upon; this line expires in May 1999, and while the Company believes it will be renewed, no assurance can be given in this regard. The Company has made no definitive arrangements to obtain future additional financing, if required, and there can be no assurance that such financing will be available, or that it will be available on acceptable terms. See "Summary - Use of Proceeds."

Dependence on Management

         The Company is principally dependent on its current management personnel for the operation of its business. In particular, Robert A. Veschi, the Company's president and chief executive officer, has played a substantial role in the development and management of the Company, although there is no assurance that additional managerial assistance will not be required. The analysis of new business opportunities will be undertaken by or under the supervision of the management of the Company. The Company has entered into an employment agreement with Mr. Veschi. This employment agreement is terminable at will by Mr. Veschi without penalty. Accordingly, if the employment by the Company of Mr. Veschi terminates, or he is unable to perform his duties, the Company may be materially and adversely affected. The Company has purchased key-man life insurance on Mr. Veschi in the amount of $2 million. The Company is the owner and beneficiary of this insurance policy. See "Business" and "Management."

Dependence on Highly Qualified Technical Personnel

         The Company believes that its future success will depend in large part upon its continued ability to recruit and retain highly qualified technical personnel. Competition for highly qualified technical personnel is significant, particularly in the geographic area in which the Company's operations are located. No assurances can be made that the Company's relationship with its employees will remain favorable to the Company. See "Business - Employees" and "Management."

Technological Change; Market Acceptance of Evolving Standards

         The markets the Company serves are subject to rapid technological change, changing customer requirements, frequent new product introductions and evolving industry standards that may render existing services and products obsolete. As a result, the Company's position in its existing markets or other markets that it may enter could be eroded rapidly by product advancements by competitors. The life cycles of the Company's services and products are difficult to estimate. Broad acceptance of the Company's products and services by customers is critical to the Company's future success, as is the Company's ability to design, develop, test and support new software products and enhancements on a timely basis that meet changing customer needs and respond to technological developments and emerging industry standards, particularly client/server and Internet communications and security protocols. There can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of services and products, or that new services and products and enhancements will meet the requirements of the marketplace and achieve market acceptance. Further, because the Company has only recently commenced sales of its Telecom 2000 Products, there can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found in the Company's products, or, if discovered, successfully corrected in a timely manner. If the Company is unable to develop and introduce services and products in a timely manner in response to changing market conditions or customer requirements, the Company's business, financial condition and results of operations would be materially and adversely affected.

Uncertain Protection of Patent, Trademark, Copyright and Proprietary Rights

         In March 1996, the Company acquired all right, title and interest in and to the 353 Patent. The Company believes that the 353 Patent is the first patent that specifically involves telephony through DDNs. The Company also believes that the 353 Patent may provide certain strategic and technological advantages in the emerging market for telephony through DDNs. The Company can make no assurances, however, as to the extent of the advantages or protection, if any, that may be granted to the Company as a result of the 353 Patent.

         The Company currently has other patent and trademark applications pending; however, there can be no assurance that these applications will be granted, or, if granted, will result in substantial value to the Company. The Company may file additional patent, trademark and copyright applications relating to certain of the Company's products and technologies. If patents, trademarks or copyrights are granted, there can be no assurance as to the extent of the protection that will be granted to the Company as a result of having such patents, trademarks or copyrights or that the Company will be able to afford the expenses of any litigation which may be necessary to enforce its proprietary rights. Failure of the Company's patents, trademark and copyright applications may have a material adverse effect on the Company's business. Except as may be required by the filing of patent, trademark and copyright applications, the Company will attempt to keep all other proprietary information secret and to take such actions as may be necessary to prevent the disclosure of the results of its development activities and protect its trade secrets under applicable law. Such steps are expected to include the execution of nondisclosure agreements by key Company personnel and may also include the imposition of restrictive agreements on purchasers of the Company's products and services. There is no assurance that the execution of such agreements will be effective to protect the Company, that the Company will be able to enforce the provisions of such nondisclosure agreements or that technology and other information acquired by the Company pursuant to its development activities will be deemed to constitute trade secrets by any court of competent jurisdiction.

Substantial Competition

         Businesses in the United States and abroad that are engaged in Internet technologies, products and services are substantial in number and highly competitive, particularly in the field of Internet and IP network telephony. Many of the companies with which the Company intends to compete are substantially larger and have substantially greater resources than the Company. It is also likely that other competitors will emerge in the future. The Company will compete with companies that have greater market recognition, greater resources and broader capabilities than the Company. As a consequence, there is no assurance that the Company will be able to successfully compete in the marketplace. See "Business - Competition."

Additional Authorized Shares and Shares Eligible for Future Sale May Adversely Affect the Market

         The Company is authorized to issue 50,000,000 shares of its Common Stock, $.01 par value per share. If all of the Warrants are exercised there will be a total of 8,600,000 shares of Common Stock issued and outstanding. The Company will have at least 40,900,000 shares of authorized but unissued capital stock available for issuance without further shareholder approval. Any issuance of additional shares of Common Stock may cause current shareholders of the Company to suffer significant dilution, which may adversely affect the market for the Company's Common Stock.

         5,000,000 of the Company's 6,500,000 outstanding shares of Common Stock as of April 15, 1998 (including the Issued Private Placement Stock but excluding the effect of the redemption and exercise of the Redeemable Common Stock Purchase Warrants in June 1998) are, and all 75,000 shares of Placement Agent's Stock and all 300,000 shares of Underwriter's Stock will be upon issuance, "restricted securities" which may be resold to the public either upon registration or upon compliance with Rule 144 under the Act. Assuming that all of the Warrants are exercised but that there is no exercise of any other issued and outstanding options, a total of 5,375,000 of the Company's issued and outstanding shares of Common Stock will be restricted securities. The registration statement of which this Preliminary Prospectus forms a part will enable all of the Offered Stock to be resold without compliance with Rule 144. However, with regard to the Company's remaining outstanding restricted securities, Rule 144 provides, in essence, that, if there is adequate current public information available concerning the Company, an affiliate, or a person holding "restricted securities" for a period of one year, may sell only an amount every three months equal to the greater of (a) one percent of the Company's issued and outstanding shares, or (b) the average weekly volume of sales during the four calendar weeks preceding the sale. Nonaffiliates, however, may sell "restricted securities" without such volume limitation if their shares are held for two years. Based on these assumptions, a holder of "restricted securities" who has held them for at least one year may sell under Rule 144 at least up to 65,000 shares during each three-month period. In connection with the Initial Public Offering and the Private Placement, the stockholders holding 4,000,000 of the Company's restricted shares have agreed not to sell, transfer, assign or dispose of any restricted shares of Common Stock prior to April 7, 1999. The sale of a significant number of these shares in the public market may adversely affect the market price of the Company's securities.

         Prospective investors should be aware that future sales may have a depressive effect on the price of the Company's Common Stock and, therefore, the ability of any investor to market his shares may directly depend upon the number of shares that are offered and sold.

                                 USE OF PROCEEDS

         The Company will receive no proceeds from the sale of the Offered Stock by the Selling Holders.

         The Company intends to use the net proceeds from the exercise of the Warrants to fund the sales and marketing of Telecom 2000 Products; for research and development of other telecommunications products; and for other working capital and general corporate purposes. The Company may also use a portion of the net proceeds for the acquisition of businesses, products and technologies that are complementary to those of the Company.

                                    DILUTION

         The difference between the per share exercise price of the Warrants per share of Common Stock and the pro forma net tangible book value per share of Common Stock after this Offering constitutes the dilution per share of Common Stock to investors in this Offering.

         As of March 31, 1998, the Company had pro forma net tangible book value of $16,847,000 or $2.05 per share, derived from the Company's balance sheet as of March 31, 1998 adjusted to give effect to the Private Placement in April 1998 and the redemption and exercise of the Redeemable Common Stock Purchase Warrants in June 1998. Net tangible book value per share means the tangible assets of the Company, less all liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the exercise of the Warrants and the sale by the Company of the Placement Agent's Stock and the Underwriter's Stock, at an assumed prices of $5.25, $8.25, and $9.00 per share, as applicable, and estimated offering expenses, pro forma net tangible book value would have been $19,447,000 or $2.26 per share. The result will be an immediate increase in net tangible book value per share of $.21 (10%) to existing shareholders and an immediate dilution to new investors of $2.99 (57%), $5.99 (73%), and $6.74 (75%) per share, respectively. As a result, public investors will bear most of the risk of loss since their shares are being purchased at a cost substantially above the price that existing shareholders acquired their shares. The following table illustrates this dilution:

Public offering prices of the Placement Agent's Stock and the Underwriter's                      $5.25     $8.25     $9.00
   Stock ........................................................................
   Pro forma net tangible book value per share, before the Offering..............      $2.05
   Increase per share attributable to the sale by the Company of the Offered             .21
      Stock......................................................................      -----

Pro forma net tangible book value per share, after the Offering..................                 2.26      2.26      2.26
                                                                                                  ----      ----      ----
Dilution per share to new investors..............................................                $2.99     $5.99     $6.74


         The following table summarizes the investments of all existing stockholders and new investors after giving effect to the exercise of Warrants and issuance of the Placement Agent's Stock and the Underwriter's Stock.

                                            Shares       Percentage of         Aggregate         Percent of     Average Price
                                           Purchased      Total Shares       Consideration      Total Invested    Per Share

Existing Stockholders (Pro Forma)......       8,225,000               96%          $28,138,000              92%          $3.42

Investors in this Offering.............         375,000                4%          $ 2,600,000               8%          $6.93
                                           ------------         ---------          -----------       ----------     ----------
      Total............................       8,600,000              100%          $30,738,000             100%          $3.57
                                           ------------         ---------          -----------       ----------     ----------


         No assurance can be given as to the timing of the exercise of the Warrants or whether any or all of the Warrants will be exercised. The foregoing analysis assumes no exercise of any options or warrants other than the Warrants. In the event any such options or warrants are exercised, the percentage ownership of the investors in this Offering will be reduced and the dilution per share of Common Stock to purchasers of Common Stock in this Offering will increase.

                          MARKET PRICES OF COMMON STOCK

         The Company's Common Stock has traded on the Nasdaq SmallCap Market since April 8, 1997, under the symbol "ETEL." On June 24, 1998, the closing price of the Common Stock was $18 7/16 per share. There are approximately 84 record holders of the Company's Common Stock. The following table sets forth the range of high and low bid prices for tile Common Stock, as quoted on Nasdaq, for the period from April 8, 1997, the date of the Company's initial public offering of securities, through March 31, 1998.

                   Period                           High                            Low
                   ------                           ----                            ---
April 8 - June 30, 1997                           $ 5.8125                       $ 3.8130
July 1 - September 30, 1997                       $ 5.3750                       $ 3.7500
October 1 - December 31, 1997                     $ 9.1250                       $ 4.8750
January 1 - March 31, 1998                        $ 7.5000                       $ 5.0000

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company, as of March 31, 1998 and as adjusted to reflect the sale of the Offered Stock. No assurance can be given to the timing of exercise of the Warrants or whether all or any of the Warrants will be executed. The table should be read in conjunction with the Financial Statements and the notes thereto.

                                                                               Historical       Pro Forma (1)       As Adjusted (2)
                                                                          March  31, 1998       -------------       ---------------
                                                                          ---------------
Long-term debt......................................................                 $-0-                $-0-                  $-0-
Stockholders Equity
   Common Stock, $.01 par value, 50,000,000 shares authorized, 5,750,000 shares outstanding; pro forma 8,225,000 shares outstanding reflecting the issuance of shares after the April 1998 Private Placement and the redemption and exercise of the Redeemable Common Stock Purchase Warrants in June 1998;
      8,600,000 shares outstanding, as adjusted.....................               57,500              82,250                86,000
Stock Subscriptions Receivable                                                          -                   -                     -
   Additional paid-in capital.......................................           14,163,000          28,138,250            30,734,500
   Retained deficit.................................................          (11,373,500)        (11,373,500)          (11,373,500)
                                                                          ---------------       -------------       ---------------
      Total stockholders' equity....................................            2,847,000          16,847,000            19,447,000
                                                                          ---------------       -------------       ---------------
      Total capitalization..........................................            2,847,000          16,847,000            19,447,000

(1) The pro forma capitalization illustrates the effect of the sale of 750,000 shares of Common Sock in the April 1998 Private Placement and the redemption and exercise of the Redeemable Common Stock Purchase Warrants in June 1998.

(2) As adjusted to reflect the net proceeds to the Company of the exercise of the Warrants. Assumes no exercise of any options or warrants other than the Warrants.

                                 DIVIDEND POLICY
                       CONDITION AND RESULTS OF OPERATIONS

         Holders of the Company's Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor. The Company does not anticipate the declaration or payment of any dividends in the foreseeable future. The Company intends to retain earnings, if any, to finance the development and expansion of its business. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, the Company's financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends of any kind will ever be paid by the Company.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

Results of Operations

Year Ended March 31, 1998 Compared to Year Ended March 31, 1997

         Sales for the year ended March 31, 1998 were approximately $722,800, an increase of 32% from the approximately $549,000 recorded for fiscal year 1997. The revenue increase was due to the general availability of the Company's Telecom 2000 product line. Product sales for the Telecom 2000 product line resulted in approximately $347,500 of sales for the fiscal year ended March 31, 1998, compared to approximately $24,000 of product sales for the corresponding fiscal year 1997. Services sales for the year ended March 31, 1998, were primarily from one customer.

         Gross profits for the year ended March 31, 1998 were approximately $375,700 or 52% of sales, compared to the approximately $139,000 or 25% of sales for fiscal year 1997. The gross profit percentage increase was due to the increased emphasis on Telecom 2000 product sales, which have a higher gross profit contribution than software installation and support services sales.

         Selling, general & administrative expenses for the year ended March 31, 1998, were approximately $3,474,900, an increase of 197% over the approximately $1,171,200 recorded for fiscal year 1997. The dollar increase in these expenses over the prior year reflected additional spending for personnel and programs consistent with the Company's emphasis on the Telecom 2000 product line. The increased spending level in fiscal year 1998 also reflected higher spending for programs and promotions needed to generate and support product roll-out of, as well as substantial marketing expenditures made in connection with the general availability of, the Company's Telecom 2000 product line.

         Research & development expenses for the year ended March 31, 1998, were approximately $804,800, a 240% increase over the approximately $236,800 recorded for fiscal year 1997. The increased expenditures for research and development are due to the increase in number of employees and other expenditures devoted to the general development of the Company's technology products.

         Other income (expense) charges for the year ended March 31, 1998, were approximately $5,000, an increase from the approximately $(5,668,500) recorded for fiscal year 1997. In the year ended March 31, 1997, the Company's other income and expenses included several one-time charges associated with the issuance of bridge loans which were subsequently converted to equity of approximately $5,385,100, and the cost of an abandoned stock registration of approximately $284,600. The Company also had an increase in funds invested over the same period in 1997.

         To date, inflation and seasonality have not had a material impact on the Company's results of operations.

Year Ended March 31, 1997 Compared to Year Ended March 31, 1996

         Sales increased by 87% to approximately $549,000 in the year ended March 31, 1997 from approximately $294,000 in the period ended March 31, 1996. The increase in sales dollars was attributable to the increased delivery of the Company's IntelliSeries Products and Help Desk Services. In the period ended March 31, 1997, revenue mix, as a percentage of sales, among products and services was 5% and 95%, respectively. Revenue mix among products and services for the corresponding period in 1996 was 15% and 85%, respectively. For the year ended March 31, 1997, the Company derived 78% and 21% of its sales from two customers, respectively and 32%, 29%, 16%, and 13% from four customers, respectively for the same period in 1996.

         Cost of product sales and service increased by 364% to approximately $410,000 in the year ended March 31, 1997 or 75% as a percentage of revenue as compared to approximately $88,000 or 30% as a percentage of revenue in the corresponding period in 1996. The dollar increase was largely attributable to the increased business volume and the associated labor, overhead, consultant and subcontract costs necessary to service the increased volume, as well as the foregoing compensation during the start-up phase (see pro forma adjustment on the Statement of Operations for the period from beginning of operations to March 31, 1996). The percentage increase was attributable to the proportional increase in service revenues compared to product revenues.

         General and administrative expense increased by 917% to approximately $1,171,000 in the year ended March 31, 1997 from approximately $115,000 in the corresponding period in 1996. The dollar and percentage increase were largely due to the hiring of administrative and selling staff. The number of employees of the Company engaged in general and administrative, selling, and research and development activities increased from one at March 31, 1996 to 11 at March 31, 1997. The Company plans to make additional expenditures in the research and development and the general, administrative and selling organizations as necessary over the next twelve months.

         Research and development costs increased to approximately $237,000 in the year ended March 31, 1997 as compared to $0 in the corresponding period in 1996. Research and development costs consist of hardware related development costs associated with its Telecom 2000 Products and the $50,000 purchase price for certain prototype boards, proprietary software code and research and development in May 1996. The Company also incurred approximately $521,000 in capitalized software development costs related to development of software for its Telecom 2000 Products in the year ended March 31, 1997. The Company plans to continue research and development activities, however, future software development costs will be capitalized in accordance with generally accepted accounting principles, subject to judgements to be made as to technological feasibility of the software development efforts and recoverability. Upon release of software products, ongoing development, maintenance and support costs will be expensed as incurred.

         Interest and financing charges net total was approximately $5,669,000 for the year ended March 31, 1997 as compared to approximately $627,000 in the corresponding period in 1996. The increase in interest and financing charges was mainly due to approximately $5,385,000 in interest expense associated with certain bridge loans and approximately $285,000 of costs associated with a planned initial public offering of securities in 1996 which was abandoned in September 1996. The extraordinary interest expense associated with the bridge loans reflects the highly speculative nature of the loans at the time. Traditional forms of short term asset based financing were not available to the Company. Management therefore believed the funds provided by the loans were critical to the Company to bring its products to market and justified the issuance of the bridge unit securities as additional consideration for such loans. The Company does not expect to encounter similar difficulty in obtaining short term financing in the future. Therefore, financing expense of the magnitude associated with the bridge financing is believed to be nonrecurring. The Company's product lines are, in some cases ready for, and in other cases being prepared for, commercial production. A portion of the proceeds from the Company's initial public offering was used to fund the production of start-up inventory necessary for initial deliveries to customers. By filling sales orders and generating increases in accounts receivable and cash flow, management believes traditional asset-based financing will be attainable to satisfy ongoing working capital needs. In addition to successfully completing its initial public offering in April, 1997, the Company also secured a $1,000,000 credit facility (see Liquidity and Capital Resources below). In April, 1998, the Company sold 750,000 shares of common stock in the Private Placement, resulting in net proceeds to the Company of approximately $5,175,000.

         Loss from operations increased to approximately $1,269,000 in the year ended March 31, 1997 as compared to income from operations of approximately $90,000 in the corresponding period in 1996. The dollar increase in loss from operations was largely attributable to the increase in research and development, and selling, general and administrative costs, and cost of product sales and service as discussed above. In future periods, gross margins may be affected by price competition or changes in sales channels, increases in the costs of goods or changes in the mix of products sold.

         Loss before income taxes increased to approximately $6,938,000 in the year ended March 31, 1997 as compared to loss before income taxes of approximately $537,000 in the corresponding period in 1996. The dollar increase in loss before income taxes was largely attributable to the increase in financing costs associated with a private placement and operating costs as discussed above.

         A valuation allowance has been established equal to the amount of income taxes pending evidence that the Company will be able to generate taxable net income which will be offset by the net tax loss carryforward in future years. Financing expense associated with the issuance of bridge units is non-deductible and is being treated as a capital transaction for income tax reporting purposes. The use of net operating losses by the Company in the future to offset taxable income may be limited to the event of a change in control of the Company in accordance with Section 382 of the Internal Revenue Code.

         Net loss for the year ended March 31, 1997 was approximately $6,938,000 or ($1.72) per share, compared to a pro forma net loss of approximately $775,000 or ($.26) per share for the same period in 1996. Pro forma data presented in the accompanying statement of operations reflect the result of operations on a pro forma basis had the officer been employed by the Company for the entire period at a compensation level equal to that contained in the agreement disclosed in Note F--Commitments and Contingent Liabilities.

Liquidity and Capital Resources

         The Company's operations to date have concentrated on continuing development of its products establishing acceptance of its software products in the telecommunications industry, providing services to its existing customer base and securing financing necessary to fund development, operations and expansion of its business.

         In the year ended March 31, 1998, the Company received net proceeds of approximately $5,885,100 from an initial public offering of the Company's Common Stock and Warrants. The Company also secured a $1,000,000 one year credit facility in the year ended March 31, 1998, which is secured by investments, receivables and fixed assets. The Company used approximately $(3,488,000) in cash flows from operating activities, excluding changes in assets and liabilities, during the year ended March 31, 1998, compared to approximately $(1,518,000) for fiscal year 1997. The increase in cash flows used in operating activities excluding changes in assets and liabilities was mainly due to the increase in selling, general and administrative expenses and research and development expenses discussed above. The total net cash used by operating activities was approximately $(3,642,300) for the year ended March 31, 1998, compared to approximately $(1,187,000) for the corresponding fiscal year 1997.

         Cash used by investing activities totaled approximately $1,762,000 for the year ended March 31, 1998 as compared to approximately $646,000 for fiscal year 1997. The main component of that investing activity was the investment in short-term securities of approximately $960,200, as well as continued expenditures for capitalized software development and property and equipment of approximately $465,300 and $337,000, respectively. The majority of the expenditures related to continued development of the Telecom 2000 product line.

         Cash provided by financing activities totaled approximately $5,880,600 for the year ended March 31, 1998, compared to approximately $1,654,900 for the corresponding fiscal year 1997. The Company successfully completed an Initial Public Offering in April 1997, which yielded net proceeds of approximately $5,885,100. The Company also successfully completed a private placement of Common Stock in April 1998 of 750,000 shares with net proceeds of approximately $5,100,000. In May 1998, the Company announced that it met the requirements for redeeming its 1,725,000 outstanding Warrants on June 19, 1998, which were exercisable for Common Stock at $5.25 per Warrant for one share of Common Stock. Warrant exercises should yield net proceeds to the Company of approximately $8,900,000. The Company has access to a $1,000,000 credit line through May 1999, secured by investments, fixed assets and receivables, but did not borrow against that line of credit during the year ended March 31, 1998. While there is no assurance of its renewal, the Company believes that this credit facility should remain available to the Company for working capital requirements.

         The Company expects to continue to make significant investments in the future to support its overall growth. Currently, it is anticipated that ongoing operations will be financed primarily from net proceeds of the Initial Public Offering, the private placement, Warrant exercises, the line of credit facility, and from internally generated funds. The Company presently has a line of credit, investments, and cash and cash equivalents on hand and believes that these will be sufficient to meet short-term cash requirements as needed. However, while operating activities have provided and may provide cash in certain periods, to the extent the Company has experienced or experiences growth, the Company's operating and product development activities have used and may use cash and consequently, such growth may require the Company to obtain additional sources of financing. There can be no assurances that unforeseen events may not require more working capital than the Company currently has at its disposal, or that the Company will be able to obtain financing from additional sources.

                                    BUSINESS

         e-Net develops, produces, markets and supports open telecommunications software and related hardware that enable, enhance, and manage telephone communications over the Internet, private IP networks and "intranets," and other types of DDNs. The Company's Telecom 2000(TM) Products provide a user-friendly method of high fidelity telephone communications through DDNs. Through the use of Telecom 2000 Products, organizations can reduce their telephone expenses by extending their telephone services to remote offices and mobile employees, in some cases bypassing long distance service charges, while using their existing internal DDNs.

Company Background

         Since its founding, the Company has focused on the development of software-based telecommunications products that enable, enhance or manage telephone communications. In the early 1990's, prior to the Company's founding, its principal founder, President and Chief Executive Officer, Robert A. Veschi, collaborated in developing telephony-over-data telecommunications products with Arthur Henley and Scott Grau, two other founders of the Company. Working within a corporation named Officecom, Inc., this product development effort included the invention by Messrs. Henley and Grau of the technology covered by the 353 Patent. In order to continue this product development effort, in March 1996 the Company acquired all right, title and interest in and to the 353 Patent from Messrs. Henley and Grau in consideration of a five percent royalty against gross profits from the sale of products covered by the 353 Patent. The Company completed this intellectual property acquisition in April 1996 by purchasing all of the assets of Officecom, Inc. for $50,000.

         The Company purchased a set of products, licenses and contracts from a Washington, DC area telecommunications firm, OctaCom, Inc., in May 1995. This transaction included the assignment of contracts to provide services to Sprint Communications Company, LP ("Sprint") and Comsat Corp., the acquisition of the Company's IntelliCD(TM) and DebitBill(TM) products, and an exclusive license for e-Net NMS(TM). The initial revenue and contract base for the Company was established at this time.

         The Company was awarded a contract known as Internet Protocol Dial Services Support ("IP Dial Support") by Sprint in February 1996, under which e-Net technical personnel provide Internet usage, management and maintenance services to Sprint. Sprint expanded e-Net's IP Dial Support role in February 1997 by adding to the contract Sprint Frame-Relay network reporting using the Company's Intelli-Series(TM) product.

         The Company announced its first Telecom 2000 Products in April 1996. Thereafter, the Company established two significant "beta" test sites for the Telecom 2000 system: Intermedia Communication Incorporated ("ICI"), a substantial regional competitive local exchange carrier ("CLEC"), in October 1996, and Sprint, a major long distance services provider, in November 1996. These agreements provided e-Net with Telecom 2000 Product usage experience and established references for e-Net with these two companies. Long distance services providers and CLECs, such as ICI and Sprint, are among the Company's primary target customers for Telecom 2000 Products.

         Having completed "beta" testing, in May 1997 the Company announced its IP version of Telecom 2000. In July 1997, the Company began sales of Telecom 2000 Products with the introduction of the Telecom 2000

Desktop System. In August 1997, the Federal Communications Commission certified the Telecom 2000 Desktop System for interconnection to public telephone systems, eliminating a regulatory impediment to sales, and in October 1997 the Company announced that it had hired its first Vice-President of Sales.

Industry Background

         The Internet is a global web of computer networks. Developed over 25 years ago, this "network of networks" allows any computer attached to the Internet to talk to any other using the Internet Protocol. The Internet has traditionally been subsidized by the U.S. federal government, and was historically used by academic institutions, defense contractors and government agencies primarily for remote access to host computers and for sending and receiving e-mail. As the number of commercial entities that rely on the Internet for business communications and commerce has increased, the level of federal subsidies has significantly diminished, and funding for Internet infrastructure and backbone operations has shifted primarily to the private sector.

         In the mid-1990's, companies began to develop and market products that delivered audio, including voice, over the Internet. Early Internet telephony required cumbersome components to make Internet-based telephone calls, such as personal computer speakers and microphones. In addition, participants in the telephone call had to use identical software, running at the same time. Voice quality was poor, with a half-duplex nature and with long delays; however, the promise of this technology was established because the Internet telephone call could seemingly be made "free," even over long international distances, and because the extraordinary increase in users of the Internet began to create a large target market for the products. See "-Competition."

         "Voice-over-IP" refers to the transmission of voice as digital data on IP-compatible networks, which include the Internet as well as Internet-compatible, private "Intranets." IP networks are increasing in usage and popularity as a function of an increase in the number of Internet users. "Telephony" is distinguishable from "voice" in that voice is the sound of speech, whereas "telephony" means voice coupled with features such as full-duplex, call waiting, call holding, call transfer, conference calling, billing, voice-mail and the like. Management believes that telephony on IP networks is becoming more attractive because of the low cost of using IP networks (especially the Internet), because of the growing number of IP network users and because IP telephony products like e-Net's are improving their voice sound quality. The Company believes that, due to the demand for lower cost telephone service, the market for telephony through DDNs, while in its early stages, holds significant potential for growth. According to a recent report issued by the technology industry analysis firm Frost and Sullivan, market for Internet telephony gateways is forecast to grow from $4.7 million in 1996 to $1.8 billion in 2001. Although the Company has not participated in any of the formal research contained in the Frost and Sullivan report and cannot endorse its methods or conclusions, the Company generally believes that this market will grow substantially and that its products are well positioned to capture a significant share of this new, emerging market.

Telecom 2000(TM) Products

         The Company's Telecom 2000 Products enable telephony through DDNs. Telecom 2000 Products provide high fidelity duplex voice and telefax through DDNs, and also generally offer traditional telephony features such as call waiting, call holding, call transfer, conference calling, billing, voice-mail and the like. The Company views its products as offering several competitive advantages. First, Telecom 2000 Products facilitate low-cost DDN telephone service with substantially the same operating features and the voice quality of traditional telephone service. Next, the use of Telecom 2000 Products can be gradually implemented so that growth from small installations to large installations can occur while the user maintains high levels of performance and preserves a substantial amount of its prior technology investment. Finally, the distributed architecture of Telecom 2000 Products is designed to avoid problems associated with centralized systems, such as system-wide telephony loss due to the malfunction of a single computer or PBX, limitations on system growth and excessive hardware cost. There are three classes of Telecom 2000 Products, two of which include products that are available for delivery.

         Telecom 2000 Desktop - Small Systems

         This product set, with sales commencing in July 1997, consists of e-Net's award-winning Telecom 2000 Desktop system with two components, the TS-Workstation card and the CO-Gateway card. This system uses the customer's existing network computer installed base and its fixed-cost, available-capacity LAN/WAN, including the Internet, to provide peer-to-peer toll-quality telephony, with or without the use of a PBX.

         The small systems product set also includes the Telecom 2000 retail consumer product called NetConnect, with respect to which the Company announced general availability in May 1998. This product is a half-card TS circuit set with a dial-up functionality enabling Internet telephony for the individual consumer and home use, is the lowest-priced Telecom 2000 Product offering and, in management's view, offers a broad market potential. In combination with some of the advanced Internet "chat-room" services, this product is designed to provide a unique, secure, private-dialing-plan Internet telephony service with high fidelity, at a low price.

         Generally speaking, Telecom 2000 Desktop products are characterized by embedded firmware, which can be placed on a computer integrated circuit board, in the assembly of a modem (cable TV set-top, DSL box, ISDN pipe) or in a router, switch or multiplexer. Telecom 2000 Desktop products start with one port and scale up to 24 ports. When all products are announced, the price range of the Telecom 2000 Desktop product set is expected to be between $100 and $5,000.

         Telecom 2000 Customer-Premises-based Gateway - Medium Systems

         The Telecom 2000 Customer-Premises-based Gateway product set was announced in October 1997 and made available for shipment in February 1998. It provides T1/E1 voice-over-data advantages, consolidates customer site-originated telephone calling for data network-based transport and efficiency and delivers a mid-level of data network call volume handling on a cost-effective basis. Starting with 24 ports (T1 single span), the product is scaleable up to 96 channels per-chassis (and 192 ports in a dual back plane configuration). Each chassis is capable of being interconnected to obtain single-device performance, gaining more ports as a function of this "linking" or "ganging."

         The resulting product suite delivers a customer site application of high voice quality with a low per-port data network telephony price. When all products are announced, the price range of the Telecom 2000
Customer-Premises-based Gateway product set is expected to be between $5,000 and $50,000.

          Telecom 2000(TM) Carrier-Class Gateway - Large Systems

         The large systems product set, Telecom 2000 Carrier-Class Gateways, was announced in December 1997, is under development and is anticipated to be ready for delivery by September 1998. Of all Telecom 2000 Products, it will offer the largest number of ports. It is designed to be scaleable from the equivalent of four T1s up to 60 T1s, with high fidelity voice quality, and is intended to meet fully all-existing and evolving standards for the emerging voice-over-IP carrier market. The Company believes that, at the time of its introduction, this system will be the only available DDN telephony technology offering over 1000 simultaneous call capacity in a single cost-effective, space-efficient chassis. Each chassis is capable of being interconnected to obtain single-device performance and greater port density, with no logical upward limitation on the total number of ports.

         The Telecom 2000 Carrier-Class Gateway is being designed to meet all interconnection and compression standards, will be certified in most foreign countries, and is designed to be fully NEBS-compliant for main long distance carriers, alternate access carrier, local exchange carrier and CLEC customers. When all products are announced, the price range of the Telecom 2000 Carrier-Class Gateways product set is expected to be between $100,000 and $500,000.

Other Company Products and Services

          e-Net NMS(TM) and IntelliSeries(TM)

         The Company sells a proprietary, expert systems-based, user friendly, object-oriented network and system management product called the e-Net NMS(TM) network management system. e-Net NMS provides enterprises with a broad range of capabilities for managing global telephone and data networks. This product offers automated management of operating problems, system configuration, system performance, system security, accounting, network traffic optimization and re-routing, configuration and database management, and system failure detection.

         e-Net has developed a set of products called IntelliSeries(TM) to provide a simple, inexpensive network usage and billing reporting capability. IntelliSeries uses imaging technology and is a general-purpose search and retrieval engine that can be used in a wide variety of user applications. One of e-Net's clients, Sprint, uses IntelliSeries products to provide its clients with database access to their monthly call detail record data and frame relay performance data.

         The Company believes that Telecom 2000 Products and competitors' voice-over-data products will gain usage on DDNs, and that this increase in usage will create greater data volume on DDNs. The Company anticipates that this volume growth will increase the opportunity for sales of data network management and network reporting products like e-Net's NMS and IntelliSeries products. The Company intends to couple sales and marketing of Telecom 2000 Products with marketing activity for e-Net NMS and IntelliSeries Products.

Strategic Relationships

         e-Net has established, and intends to continue to establish, a variety of strategic relationships that are intended to result in the embedding of e-Net telephony-enabling technology in various DDN devices. Strategic partners are important to the Company because they have developed products or they deliver services established in the DDN communications market, but have not yet implemented telephony capability within those products or services.

         To date, Sprint has been the Company's largest customer. The IP Dial Support contract provided a significant increase in revenue to the Company, grew the Sprint technology relationship, validated the efficacy of the use of the IntelliSeries products and increased the Company's involvement in the Internet-related business and technology. Arising out of the growing Sprint technology relationship under the IP Dial Support contract, Sprint became a "beta" test site for the Company's Telecom 2000 Product in November 1996.

         In June 1997, the Company announced an agreement for cooperative marketing with Paradyne Corporation. Under the agreement, e-Net's Telecom 2000 is demonstrated and sold operating in conjunction with Paradyne's DSL technology product called HotWire(TM). Headquartered in Largo, Florida, Paradyne is a leading developer and provider of products and technologies that facilitate high-speed access to networks worldwide for communications, computing and information. The Company believes that Paradyne's DSL products are among the best products, in terms of price and performance, in the telecommunications industry. The Company believes that DSL products have a strong market potential. DSL technology delivers digital data at high speeds on existing copper telephone lines, and the Company expects that the Regional Bell Operating

Companies ("RBOCs") may, at some point in the future, sell access to copper telephone lines to digital data service providers at a lower price, "unbundled" from other RBOC services. If so, digital data service providers and the home consumer will have the opportunity to provide and acquire more information at a lower cost with DSL. In particular, the Company's DDN telephony products could be used to include telephone service in those digital data service packages at a low price.

         In August 1997, the Company announced an agreement with Magellan Network Systems, Inc., ("Magellan") for product development and software integration of Magellan billing, voice-mail and other software with e-Net's Telecom 2000 Carrier-Class Gateway products. This cooperative development and marketing arrangement is expected to give e-Net's Telecom 2000 Carrier-Class Gateway products the carrier-class software applications required to address the needs of large-call-volume customers. Magellan, a privately held corporation with headquarters in Sunnyvale, California, is a supplier of the M4000 Enhanced Services Platform, offering long distance switching, debit card, calling card, international call-back and voicemail applications to domestic and international carriers and service providers. All of these applications integrate with Magellan's system management software, which provides sophisticated system management and billing capabilities. Magellan Communications, Inc., a related company, specializes in unified messaging systems and voice processing equipment for many of the world's leading telephone companies.

         In December 1997, the Company announced an agreement with Summa Four, Inc. to build e-Net's Telecom 2000 Carrier-Class Gateway. This agreement provides a preferential and discounted arrangement under which the two companies can purchase and license each other's products in order to deliver, through their respective sales channels, what the Company believes will be a unique product. Because of Summa Four's price and performance, management believes that embedding e-Net technology on Summa Four's existing product is the optimal approach for designing and building the Telecom 2000 Carrier-Class Gateway. Summa Four also utilizes the same family of microprocessor that e-Net uses, which may reduce product development risk and delay. Summa Four is a leading provider of open, programmable switching platforms that enable telecommunications providers worldwide to build intelligent, flexible networks that support the rapid deployment of new wireline and wireless services. An ISO 9001 certified company, Summa Four is headquartered in Manchester, New Hampshire, and has sales, service and support offices in the United States, the U.K., Singapore and Japan.

         In January 1998, the Company announced that it had been awarded a contract from Com21, Inc. This agreement provides that e-Net will deliver certain of its existing software to Com 21 and develop additional software for Com21. The combined software delivered and developed by e-Net for Com21 is intended to be used to integrate telephone and telefax capabilities into a cable television modem embedded in the cable television control unit typically located on top of the consumer's television set. This new system is expected to allow customers to plug their telephone, telefax and/or computer into their cable television system to take advantage of the speed of the cable system, which far exceeds the speed of other home data network transmission lines. Customers of cable systems would be able to make local calls without existing RBOC fees, and customers of cable systems that are connected to cable systems in other localities would be able to make long distance calls through the cable television system without incurring the long distance toll charges assessed by traditional long-distance telephony service carriers. The contract calls for e-Net to receive an up-front payment, milestone payments and a per-unit royalty for the 30 months following the introduction of the product. The contract is not exclusive, and the Company hopes to expand its offering of telephony products in the cable television market. Com21, which is located in Milpitas, California, develops, manufactures and markets cable modem based communication systems. Its ComUNITY Access system provides end-to-end Ethernet data communications over cable TV networks. The underlying ATM architecture makes possible mixed media (voice, data, video) applications from the same cable modem platform.
Com21's systems serve business, SOHO (small office, home office) and residential markets.

         In April 1998, the Company signed a contract with IDT Corporation. Under this agreement, the Company has a license to distribute IDT's Net2Phone software with its retail consumer product, NetConnect. The agreement also permits e-Net's customers who use NetConnect to make Internet telephone calls on an ordinary telephone handset across IDT's Internet telephone network, with the Company receiving six and one half per cent (6.5%) of IDT's gross revenues arising from such use.

Sales and Marketing Strategy

         The Company's primary sales and marketing strategy is to expand its sales force and dedicate that force to creating strategic end-users and reseller channels for the Company's products. This strategy commenced with the hiring of the Company's first Vice-President of Sales in October 1997, and the subsequent hiring of four new Account Managers. With this sales force in place, the Company will seek to rapidly establish a few larger installed bases of users of Telecom 2000 Products.

         With the over one hundred corporate customers who have purchased the Telecom 2000 Starter Kit, an introductory unit of Telecom 2000 Desktop system, the Company believes it is beginning to create a class of "strategic end users." Management believes that many of these corporate enterprises have the capability to evolve into multi-user Telecom 2000 customers. Therefore, a first priority of the Company's business strategy is to take advantage of these accounts and increase their usage of e-Net's products.

         Management expects to further promote this sales strategy by the expansion of distribution arrangements through distributors and systems integrators. The Company intends to use a "channel sales" approach to penetrate its target markets. These channels will be based upon "value-added" inventory/warehousing capability, sales volume commitments, geographical positioning and other factors. e-Net has and is developing relationships with carrier product distributors, personal computer system integrators, complex information system builders and managers, Government-oriented resellers and foreign-country located dealers. The Company has existing reseller relationships with Unicent Technologies, Inc., Government Technology Services, Inc., Socrates, Inc. and Comtel Electronic Systems Gmbh. Several other major corporations have engaged in significant product testing dialogue with the Company and have acquired products for testing as a preliminary step toward developing more formal distribution arrangements.

         The Company adopted a number of additional sales techniques and has targeted certain other markets in order to enhance its primary sales strategy. These include: entering into royalty and licensing agreements for the Company's intellectual property (such as the Com21 contract); stressing the advantages offered by telephone usage on the Internet and private IP networks to the increasing number of major corporations that make routine use of these DDNs; marketing to the increasing numbers of small businesses and individuals that use the Internet by stressing the cost advantages and ease of use of the Company's products; marketing on the Internet itself, through the Company's web site, to more directly target the existing Internet users who the Company believes are more likely to recognize the advantages of the Company's products; marketing to PC users through print and television advertisements, with sales promotions such as trade shows and technology expositions, and other efforts to garner media coverage; and through the Company's three-person telephone sales organization.

         The market for the Company's software and services has only recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants who have introduced or developed products and services for communication and commerce over DDNs. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty. The industry is young and has few proven products. While the Company believes that its products offer significant advantages for telephony over DDNs, there can be no assurance that DDN telephony will become widespread, or that the Company's products for DDN telephony will become adopted for these purposes.

Government Regulation

         The Company is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, including the need to obtain Federal Communications Commission approval of certain products that connect directly to the public telephone system, and there are currently few laws or regulations directly applicable to access to or commerce on the Internet or to Internet telephony. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as regulation of prices charged for this kind of telephony, user privacy, and quality of products and services. The adoption of any such laws or regulations may decrease the growth of the Internet or of Internet telephony, which may in turn decrease the demand for the Company's products and increase the Company's cost of doing business or otherwise have a material adverse effect on the Company's business, operating results or financial condition. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, libel and personal privacy is uncertain.

  Patent, Trademark, Copyright and Proprietary Rights

         In March 1996, the Company acquired all right, title and interest in and to the 353 Patent. The Company believes that the 353 Patent is the first patent that specifically involves telephony through DDNs. The Company believes that the 353 Patent may provide certain strategic and technological advantages in the emerging market for telephony through DDNs. The Company can make no assurances, however, as to the extent of the advantages or protection, if any, that may be granted to the Company as a result of the 353 Patent. The Company's current and anticipated product line is not wholly dependent on the validity or applicability of the 353 Patent, and not all of the Company's products are covered by the 353 Patent.

         The Company's success and ability to compete is dependent in part upon its proprietary technology. The source code for the Company's proprietary software is protected both as a trade secret and as a patented work, which the Company believes is a competitive advantage. There can be no assurance, however, as to the extent of the advantages or protection, if any, that may be granted to the Company as a result of its proprietary technology. The Company also uses certain technology that it purchases or licenses from third parties, including software that is integrated with internally developed software and used in the Company's products to perform key functions. Of particular note is certain standards-based compression software that the Company currently licenses from elemedia, an affiliate of Lucent Technologies, Inc. There can be no assurance that these third party technology licenses will continue to be available to the Company on commercially reasonable terms. Although the Company believes that it is not unduly reliant on any of these third parties or their products, and the Company is aware of alternate sources of supply, the loss of or inability to maintain any of these technology licenses may result in delays or reductions in product shipments until equivalent technology may be identified, licensed and integrated. Any such delays or reductions in product shipments may materially and adversely affect the Company's business, operating results and financial condition.

Competition

         The market for DDN products and services, including the telephony application, is new, intensely competitive, rapidly evolving and subject to rapid technological change. The Company expects competition to persist, intensify and increase in the future, from start-up companies to major technology and telecommunications companies. Almost all of the Company's current and potential competitors have longer operating histories, greater name recognition, larger installed customer bases and significantly greater financial, technical and marketing resources than the Company. Such competition may materially and adversely affect the Company's business, operating results or financial condition.

         The sets of competitors associated with the three classes of Telecom 2000 Products are:

         DDN Telephony Small Systems

         A number of companies in this field have developed low-speed, half-duplex audio/voice communications software programs which use the Internet as a voice network and deliver voice by means of PC-based software, mostly for home users. These products compete with the Telecom 2000 Desktop Retail Consumer systems. Some of these competing products use the telephone handset, while some rely on PC-based speakers and microphones. Many of these products deliver voice sound which is delayed or which contains echo and "jitter," producing overall low quality, but some of these products are sold at a price substantially lower than the Company's products. Generally designed for the home user market, these competitor products have gained market share compared to e-Net, and some of the competitors are large software corporations that specialize in home PC software, giving them a competitive marketing advantage to e-Net due to their greater distribution channel capacity and name recognition.

         Some of the competitive products in this market provide computer telephony Graphical User Interfaces ("GUIs") in accordance with the Microsoft Telephony Applications Programmer Interface ("TAPI") standard, as does e-Net, while some do not. The level of sophistication of the GUI varies among the competitors. Some competitors of the Company have developed, produced and marketed products strictly for Internet telephony, not for other DDNs, while other competitors do not offer IP telephony but reside only on ATM-type DDNs. e-Net believes that its products are well-positioned because they offer telephony on all DDNs, including Ethernet in local area networks, which is relatively uncommon among its competitors. Within this field of competitors, some companies have developed, produced and marketed end-user/client application products that extend or replace PBX devices with computer software technology, like e-Net, delivering PBX-like features such as call waiting, call holding, call transfer, conference calling, billing, voice-mail and the like.

         Microsoft Corp., VocalTec Inc., NetSpeak Corp., Altigen Communications, Inc., Sphere Communications, Inc. and Quicknet Technologies, Inc. are some of the companies that compete with e-Net in the small systems market.

         DDN Telephony Medium Systems

         The companies that offer customer-premises-based gateway products delivering voice over DDNs that compete with Telecom 2000 Customer-Premises-based Gateway systems are, in some cases, larger and have more significant revenues than e-Net. The greater size and market share of such companies may offer them greater distribution channel capacity and name recognition. Most of these companies offer telephony software features residing in computer file servers, so that all common telephone features such as dial-tone and off-hook detection are centralized. This approach has allowed these competitors to complete product development earlier in the technology cycle than e-Net; however, the Company believes that its products are well positioned now to gain market share due to the performance and cost advantages of their distributed architecture.

         VocalTec Inc., NetSpeak Corp., Micom Communications Corporation (a wholly-owned subsidiary of Nortel Corporation), Vienna Systems, Inc., a Newbridge Networks, Inc. affiliate, Clarent Corporation and Inter-Tel Communications are some of the companies that compete with e-Net in the medium systems market.

         DDN Telephony Large Systems

         To the knowledge of the Company, no competitive product has the intended and announced features, performance or design of e-Net's Telecom 2000 Carrier-Class Gateway. However, the Company has reviewed a number of competitors' announcements that make general reference to intentions to launch or commence IP telephony products to enable voice for Internet service providers and data communications carriers. Data product companies with announced plans of this general nature that may compete with the Company in the future include Cisco Systems, Inc., Lucent Technologies, Inc., 3Com Corporation, Cabletron Systems, Inc., and Bay Networks, Inc.

Product Development

         The Company's current development efforts are focused on new products, product enhancements and implementing existing products within the three classes of Telecom 2000 Products: the Telecom 2000 Desktop and Retail Consumer systems, Telecom 2000 Customer-Premises-based Gateway, and the Telecom 2000 Carrier-Class Gateway system.

         DDN Telephony Small Systems

         For the Telecom 2000 Desktop product, one development priority is the improvement of DDN telephony network management software specific to the Telecom 2000 Desktop product. If very large numbers of Telecom 2000 Desktop product are installed on an private DDN intranet, the Company believes that customers will need network traffic engineering software to optimize the product's performance. The Company also is enhancing the conference-calling capability of this product to create a teleconferencing bridge that will extend the number of simultaneous conference calls on the system from the current three-call maximum to a 24 call maximum The Company believes that the development associated with the Telecom 2000 Desktop product network management software and teleconferencing bridge will be completed by September 1998.

         DDN Telephony Medium Systems

         A Company development priority for Telecom 2000 Customer-Premises-based Gateway products is the implementation of a greater level of "voice compression." Voice compression allows the products to transport more digital telephony on DDNs without increasing the bandwidth of the DDN. DDN bandwidth is valuable, and by compressing telephony, greater financial savings are gained by users. The Company currently uses a relatively modest compression scheme, known in the industry as "PCM," for its Telecom 2000 Customer-Premises-based Gateway products. The Company has also made SX7300 compression generally available, which is a significantly greater degree of compression, for Telecom 2000 Customer-Premises-based Gateway products since May 1998. The Company plans to have available for delivery to customers alternative compression schemes by the end of 1998.

         Greater voice compression, generally speaking, degrades voice quality for DDN telephony, so that DDN telephony users choose between the benefits of low bandwidth consumption and poor voice quality or the expense of higher bandwidth consumption with better voice quality. The Company's developments seek to reduce the lower voice quality of compression, and to allow customers to determine which bandwidth cost/voice quality tradeoff best suits their needs.

         DDN Telephony Large Systems

         The Company's highest priority is the Telecom 2000 Carrier-Class Gateway product, currently under development in conjunction with Summa Four. This product development also will address compression issues relevant to Telecom 2000 Customer-Premises-Based Gateway products. Management believes that standards compliance for compression is important for a product aimed at telecommunications carriers. e-Net and Summa Four have chosen the compression standard set under a scheme licensed for elemedia and known as G.723.1. Other issues for development of this Carrier-Class gateway are maintaining interoperability with DDN and IP telephony gateways made by other manufacturers and insuring the efficient physical size and the environmental tolerance of the product. The Company plans to complete development of the Telecom 2000 Carrier-Class Gateway product in September 1998.

         These product developments are currently on schedule, but there can be no assurance that product development will occur as expected or otherwise on a timely and cost-effective basis, or, if introduced, that these products will achieve market acceptance. If not, then the Company's business, financial condition and results of operations would be materially and adversely affected.

         At March 31, 1998, the Company capitalized approximately $805,200, net of amortization, in software product development costs. All other product development costs have been expensed as incurred. The Company believes that significant investments in research and development are required to remain competitive. As a consequence, the Company intends to increase the amount of its research and development expenditures in the future.

Year 2000 Matters

         The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year, consequently, in the year 2000 such systems may be unable to accurately process certain date-based information. The Company can potentially be affected by this issue through the internal computer applications on which it relies, as well as the software that it develops and sells. The Company is in process of reviewing all of its significant third party applications and obtaining documentation from the manufacturers that certify Year 2000 compliance. The Company also is in process of examining the architecture of its products, as well as documentation on the third party components that are integrated into the Company's software products; the Company believes although at this stage no assurance can be given, that its products already are Year 2000 compliant. The Company is also developing a test plan, for both internal applications and software that the Company develops, to validate the results of its initial review. Should the Company find any items that are not Year 2000 compliant in the course of its testing, the Company will endeavor to take the necessary actions to correct the matter. The Company expects that its testing procedures and any required Year 2000 compliance activities will be completed by December 31, 1998. The Company does not anticipate that Year 2000 compliance activities will have a material effect on the Company's business, product development, financial position or results of operations. However, there can be no assurance that the Company's systems and products are Year 2000 compliant until the successful completion of its testing procedures. Additionally, there can be no assurance that the systems of other companies on which the Company relies will be Year 2000 compliant which could result in a material adverse effect on the Company's business, financial condition and results of operations.

Employees

         The Company believes that one of its key competitive advantages is its technical experience and expertise. The Company's core development group includes individuals who have developed and implemented telecommunications network management software and other Internet and intranet related products and services as such products and services have emerged as a recognized application over the last twelve years. As of June 24, 1995, the Company had 34 employees, including 15 in Product Development, 8 in Sales and Marketing, and 11 in Operations and Administration.

Facilities

         The Company leases approximately 5,500 square feet for its principal executive offices, which are located at 12800 Middlebrook Road, Suite 200, Germantown, Maryland 20874. The Company's Austin, Texas product development facilities are approximately 4,000 square feet and are located at 12710 Research Blvd., Austin, Texas 78759. The Company also leases approximately 1,500 square feet for storage and excess capacity located at 12325 Hymeadow Drive, Austin, Texas 78750. Base rental for the current premises is approximately $7,900, $6,600, and $1,200 per month, respectively. The leases require the Company to pay certain property taxes and certain operating expenses. The Company believes that its current and anticipated facilities are suitable and adequate for its operations.

                                   MANAGEMENT

         The officers and directors of the Company are as follows:








      Name                         Age    Title
      ----                         ---    -----
      Alonzo E. Short              58     Chairman of the Board

      Robert A. Veschi             35     President, Chief Executive Officer, Director

      Christina L. Swisher         33     Vice President, Operations and Secretary

      Donald J. Shoff              43     Vice President of Finance and Chief
                                          Financial Officer

      William W. Rogers, Jr.       56     Director

      Clive Whittenbury, Ph.D.     64     Director

      William L. Hooton            46     Director


         Each of the directors of the Company currently holds office until his or her successor is elected and qualified. At present, the Company's By-laws provide for not less than one director nor more than nine directors. Currently, there are five directors in the Company. The By-laws permit the Board of Directors to fill any vacancy and such director may serve until the next annual meeting of shareholders or until his successor is elected and qualified. Officers serve at the discretion of the Board of Directors. There are no family relationships among any officers or directors of the Company. Mr. Veschi has served as a promoter of the Company and the consideration received for such services has been limited to the compensation disclosed under " Remuneration." The officers of the Company devote full time to the business of the Company.

         The principal occupation and business experience for each officer and director of the Company for at least the last five years is as follows:

         ALONZO E. SHORT, JR., Lt. Gen., USA (ret.), 58, has been chairman of the board of the Company since January 1996. General Short has more than 30 years experience in executive management, operations and the engineering, design and development of large-scale telecommunications and data systems. General Short retired from the service in 1994 following a career that included serving as deputy commanding general (1988-1990) and commanding general (1990-1991) of the U.S. Army Information Systems Command, a major information technology organization, which was responsible for all telecommunications during the Desert Shield/Desert Storm operation, among other responsibilities. From 1991 to 1994, General Short was director of the Defense Information Systems Agency, a major information technology organization which is responsible for telecommunications and related services to the President of the United States, Secret Service, Joint Chiefs of Staff, Secretary of Defense, among other high level federal entities. From 1994-1997, General Short was president and chief executive officer of MICAH Systems, Inc., a Washington, D.C. metropolitan area based information, technologies management and consulting firm. In September 1997, General Short joined Lockheed Martin , an aerospace, defense, and information technology company, as a Vice-President. Since January 1996, General Short has been instrumental in the organization and development of the business of the Company.

         ROBERT A. VESCHI, 35, has been president, chief executive officer, and a director of the Company since January 1995. Mr. Veschi is the founder of the Company, which began its operations in June 1995. Mr. Veschi has significant experience in executive management, operations and the engineering, design and development of telecommunications and computer products and systems. From 1986 to 1990, Mr. Veschi was manager of systems engineering for International Telemanagement, Inc., a Washington, D.C. metropolitan area based information, data and network systems firm. From 1990 to 1994, Mr. Veschi was a group president of I-Net, Inc., a Washington, D.C. metropolitan area based information, data and network systems firm. From December 1994 to May 1995, for approximately six months, Mr. Veschi was president and chief executive officer of Octacom, Inc., a Washington, D.C. metropolitan area based information, data and network systems firm, and a wholly-owned subsidiary of Octagon, Inc., an Orlando, Florida metropolitan area based publicly held technical services firm. From July 1994 to May 1995, for approximately nine months, Mr. Veschi was a vice president of telecommunications for Octagon, Inc., and from January 1995 to May 1995, for approximately four months, Mr. Veschi was a member of the board of directors of such company. Since June 1995, Mr. Veschi has been instrumental in the organization, development and promotion of the Company.

         DONALD J. SHOFF, CPA, 43, has been vice president of finance and chief financial officer since November 1997. Prior to that, Mr. Shoff was director of finance and assisted the Company as a consultant prior to employment. Mr. Shoff has 21 years of significant experience in both public accounting firms and with high technology companies, both public and private. From 1977 to 1981, Mr. Shoff was a staff accountant and senior accountant on the staff of local Washington, D.C. public accounting firms. From 1982 to 1986, Mr. Shoff was the corporate cost accounting manager and a group controller for Science Applications International Corporation, a high technology products and professional services public corporation, where he was responsible for the corporate cost accounting functions and controllership of a high technology services operation group. From 1987 to 1992 and from 1993 to 1996, Mr. Shoff consulted independently and as a Senior Manager of Grant Thornton LLP, a major accounting and management consulting firm, with public and privately held high technology companies doing business with the Federal government. From 1992 to 1993 Mr. Shoff was vice president of finance and administration for Comsis Corporation, a Washington, D.C. based privately held engineering and technology company doing business with the Federal and various state governments. Mr. Shoff holds a B.B.A. degree from the Pennsylvania State University and is a certified public accountant.

         CHRISTINA L. SWISHER, 33, has been vice president of operations since December 1996 and secretary of the Company since February 1997. Ms. Swisher has significant experience in the computer networking management, systems and operations. From 1991 to 1993, Ms. Swisher was a technical and graphics specialist with the Air Force Association, a Washington, DC area based national services organization, where she was responsible for technical and statistical analyses. From 1993 to 1995, Ms. Swisher was the manager for computer networks for computer network systems and operations for I-Net, Inc., a Washington, DC metropolitan area based information, data and network systems firm. Since 1995, Ms. Swisher has been director of technical services with the Company, becoming vice president of operations in December 1996. Since June 1995, Ms. Swisher has been instrumental in the organization and development of the business of the company.

         WILLIAM W. ROGERS, JR., 56, has been a director of the Company since January 1997. Mr. Rogers has substantial senior management, operations and technical and engineering services experience. From 1972 to 1987, Mr. Rogers was a general manager engaged in operations, technical and engineering services for Boeing Computer Services, Inc. From 1987 to 1989, Mr. Rogers was president and chief executive officer of International Telemanagement , Inc., a McLean, Virginia based telecommunications and systems engineering and services company. From 1989 to 1991, Mr. Rogers was a vice president of Fluor-Daniel, where he was responsible for telecommunications and systems integration services. Since 1991, Mr. Rogers has been a vice president with Computer Sciences Corporation, a McLean, Virginia based technology products, systems and services company, where he is responsible for systems integration and related technical services. Since January

1997, Mr. Rogers has been instrumental in the organization and development of the Company. Mr. Rogers holds a B.A. degree from West Virginia University.

         WILLIAM L. HOOTON, 46, has been a director of the Company since January 1996. Mr. Hooton has substantial experience in the management, design, operation, marketing and sales of image conversion systems, electronic imaging system integration, data automation and high performance data storage subsystems. From 1990 to 1993, Mr. Hooton was vice president of operations and technical and business development of the Electronic Information Systems Group of I-Net, Inc., a Washington, D.C. metropolitan area based information, data and network systems firm. Since 1993, Mr. Hooton has been president and chief executive officer of Q Corp., a Washington, D.C. metropolitan area high technology consulting firm specializing in digital imaging systems and other complex imagery in media. Since January 1996, Mr. Hooton has been a director of the Company and has been instrumental in the organization and development of the Company. Mr. Hooton holds a B.B.A. degree from the University of Texas.

         CLIVE G. WHITTENBURY, PH.D., 64, has been a director of the Company since June 1996. Dr. Whittenbury has substantial senior management, operations and technical advisory experience. From 1972 to 1979, Dr. Whittenbury was a senior vice president and, from 1976 to 1986, a director of Science Applications International Corporation ("SAIC"), a La Jolla, California based major international systems engineering firm with current annual revenues of approximately $2 billion. Since 1979, Dr. Whittenbury has been executive vice president and a director of the Erickson Group, Inc., a major international diversified products firm. Since 1994, Dr. Whittenbury has been a director of MVSI, Inc., a publicly held (NASDAQ: "MVSI") McLean, Virginia based laser vision robotics company. Dr. Whittenbury is a member of the International Advisory Board for the British Columbia Advanced Systems Institute, which manages commercialization programs in technology at the three major Vancouver/Victoria universities, a member of the Advisory Board of Compass Technology Partners, an investment fund, and is chairman of the Advisory Board (Laser Directorate) for the Lawrence Livermore National Laboratory. Dr. Whittenbury has also served as a technical advisor to three U.S. Congressional Committees, the Grace Commission and numerous major U.S. and foreign companies. Since June 1996, Dr. Whittenbury has been instrumental in the organization and development of the Company. Dr. Whittenbury holds a B.S. degree (physics) from Manchester University (England) and a Ph.D. degree (aeronautical engineering) from the University of Illinois.

Remuneration

         Executive Compensation

         The following table sets forth annual remuneration of $100,000 or more paid for the fiscal years ended March 31, 1996 and 1997 and proposed to be paid for the fiscal year ended March 31, 1998 to certain officers and directors of the Company:

         The following table sets forth certain compensation information for the fiscal years ended March 31, 1996, 1997 and 1998 with regard to the Company's chief executive officer and one other executive officer whose combined salary and bonus was $100,000 or more in fiscal year 1998 (the "Named Officers"):

                           Summary Compensation Table
                           --------------------------

                                                                                                     Other
                                                                                                     Annual
Name of Individual         Position with Company              Year     Salary           Bonus    Compensation(1)
------------------         ---------------------              ----     ------           -----    ---------------
Robert A. Veschi           President, Chief Executive         1998     175,000          87,500       ---
                             Officer, Director                1997     175,000          87,500       ---
                                                              1996         ---          25,000       ---

Christina L. Swisher       Vice President, Operations         1998       88,333         21,000       ---
                             and Secretary                    1997       57,917          5,607       ---
                                                              1996        6,250          4,167       ---


(1) The officers of the Company may receive remuneration as part of an overall group insurance plan providing health, life and disability insurance benefits for employees of the Company. The amount allocable to each Named Officer cannot be specifically ascertained, but, in any event, did not in any reported fiscal year exceed the lesser of $50,000 and such Named Officer's combined salary and bonus. The Company has purchased key-man term life insurance on Mr. Veschi in the amount of $2 million, which designates the Company as the owner and beneficiary of the policy. The Company has agreed to grant to Ms. Swisher options to purchase 60,000 shares of Common Stock, in consideration of services during fiscal year 1998. However, such options have not yet been granted by the Company and the terms thereof have not yet been set.

         Director Compensation

         The directors of the Company, with the exception of Mr. Veschi, are entitled to annual remuneration of $24,000 pursuant to oral agreements between such directors and the Company. In addition, General Short receives $1,000 per month under a consulting services agreement for his additional specific business services on behalf of the Company.

         Each outside director of the Company is entitled to receive reasonable expenses incurred in attending meetings of the Board of Directors of the Company. The members of the Board of Directors intend to meet at least quarterly during the Company's fiscal year, and at such other times as duly called. The Company presently has four outside directors.

         Employment Agreement

         The Company has entered into an employment agreement (the "Agreement") with Robert A. Veschi, the president and chief executive officer of the Company, dated as of April 1, 1996. The Agreement will expire on March 31, 2001. The current annual salary under the Agreement is $175,000, which salary may be increased to reflect annual cost of living increases and may be supplemented by discretionary merit and performance increases as determined by the Board of Directors of the Company. Mr. Veschi is entitled to an annual bonus equal to 50 percent of the salary provided under this Agreement, which bonus is not subject to any performance criteria.

         The Agreement provides, among other things, for participation in an equitable manner in any profit-sharing or retirement plan for employees or executives and for participation in other employee benefits applicable to employees and executives of the Company. The Agreement provides for the use of an automobile, payment of club dues and other fringe benefits commensurate with his duties and responsibilities. The Agreement also provides for benefits in the event of disability. The Agreement also contains non-compete provisions which are limited in geographical scope to the Washington, D.C. metropolitan area.

         Pursuant to the Agreement, Mr. Veschi's employment may be terminated by the Company with cause or by Mr. Veschi with or without good reason. Termination by the Company without cause, or by Mr. Veschi for good reason, would subject the Company to liability for liquidated damages in an amount equal to Mr. Veschi's current salary and a pro rata portion of his bonus for the remaining term of the Agreement, payable in a lump sum cash payment, without any set-off for compensation received from any new employment. In addition, Mr. Veschi would be entitled to continue to participate in and accrue benefits under all employee benefit plans and to receive supplemental retirement benefits to replace benefits under any qualified plan for the remaining term of the Agreement to the extent permitted by law.

Limitation on Liability of Directors

         As permitted by Delaware law, the Company's Certificate of Incorporation includes a provision that provides that the Company will, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time ("DGCL"), indemnify all persons whom it may indemnify pursuant thereto. To the fullest extent permitted by the DGCL, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director. The provisions are intended to afford directors protection against, and to limit their potential liability for, monetary damages resulting from suits alleging a breach of the duty of care by a director; they also diminish the potential rights of action which might otherwise be available to shareholders by limiting the liability of officers and directors to the maximum extent allowable under Delaware law and by affording indemnification against most damages and settlement amounts paid by a director of the Company in connection with any shareholders derivative action. As a consequence of these provisions, stockholders of the Company will be unable to recover monetary damages against directors for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within an exception under DGCL or under Delaware case law. The provision, however, does not alter the applicable standards governing a director's fiduciary duty and does not eliminate or limit the right of the Company or any stockholder to obtain an injunction or any other type of equitable relief in the event of a breach of fiduciary duty. Management of the Company believes these provisions will assist the Company in securing and retaining qualified persons to serve as directors. The Company is unaware of any pending or threatened litigation against the Company or its directors that would result in any liability for which such director would seek indemnification or similar protection.

         The Company believes that the substantial increase in the number of lawsuits being threatened or filed against corporations and their directors has resulted in a growing reluctance on the part of capable persons to serve as members of boards of directors of public companies. The Company also believes that the increased risk of personal liability without adequate insurance or other indemnity protection for its directors could result in overcautious and less effective direction and management of the Company. The limitation on liability and indemnification provisions are intended to increase the protection provided directors and, thus, increase the Company's ability to attract and retain qualified persons to serve as directors. Additionally, the Company has procured directors liability insurance coverage, but there is no assurance that it will provide coverage to the extent of the director's claims for indemnification. In such event, the Company may be forced to bear a portion or all of the cost of the director's claims for indemnification and, the value of the Company stock may be adversely affected as a result. There is also no assurance that the Company will be able to continue to procure directors liability insurance. It is uncertain whether the Company's directors would continue to serve in such capacities if improved protection from liability were not provided.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information regarding the Company's Common Stock owned as of June 24, 1998 and, as adjusted, to reflect the exercise of the Warrants, by (i) each person who is known by the Company to own beneficially more than five percent of the Company's Common Stock; (ii) each of the Company's officers and directors; and (iii) all officers and directors as a group. No assurance can be given as to the timing of exercise of the Warrants or whether all or any of the Warrants will be exercised.

                                                                                           Percentage of Shares
                                                                                           --------------------
                                                                        Number
Name and Address                     Position with Company             of Shares         Before            After
                                                                                       Exercise of      Exercise of
                                                                                       Warrant (1)      Warrant (2)
Alonzo E. Short, Jr., Lt. Gen.,      Chairman of the Board                90,000            1.09              1.05
  USA (ret.) (3)

Robert A. Veschi (4)                 President, Chief Executive        1,375,000           16.72             15.99
                                       Officer, Director

Christina Swisher (4)                Vice President, Secretary           120,000            1.46              1.40

Donald J. Shoff (4)                  Vice President, Chief                50,000             .61               .58
                                       Financial Officer

William L. Hooton (5)                Director                             50,000             .61               .58

Clive W. Whittenbury, Ph.D. (6)      Director                             50,000             .61               .58

William W. Rogers, Jr. (7)           Director                              5,000             .06               .06

Edward Ratkovich, Maj. Gen.         Stockholder                         500,000            6.08              5.81
  USA (ret.) (8)

Arthur Henley (9)                    Stockholder                         487,500            5.93              5.67

Thomas T. Prousalis (10)             Stockholder                         450,000            5.47              5.23

All Officers and Directors as a                                        1,740,000           21.16             20.23
  Group (7 persons)


(1) Stated on a pro forma basis to give effect to the Private Placement in April 1998, and the redemption and exercise of the Redeemable Common Stock Purchase Warrants in June 1998.

(2) Does not include the exercise of options or warrants other than the Warrants.

(3) c/o Lockheed Martin, 5203 Leesburg Pike, Suite 1501, Falls Church, Virginia 22041.

(4) c/o e-Net, Inc., 12800 Middlebrook Road, Suite 200, Germantown, Maryland 20874.

(5)  13333 Glen Taylor Lane, Herndon, Virginia 22071.

(6) 511 Trinity Avenue, Yuba City, California 95991. Does not include 250,000 shares owned by MVSI, Inc., of which Dr. Whittenbury is, to the Company's knowledge, a director.

(7)  c/o CACI, 14200 Park Meadow Drive, Suite 200, Chantilly, Virginia 20151.

(8) 1030 Delf Drive, McLean, Virginia 22101. Does not include 250,000 owned by MVSI, Inc., of which Gen. Ratkovich is, to the Company's knowledge, a significant shareholder, chairman and chief executive officer.

(9)  10705 Bay Laurel Trail, Austin, Texas 78750.

(10) 1919 Pennsylvania Avenue, N.W., Suite 800, Washington, D.C. 20006. Does not include 250,000 shares owned by MVSI, Inc., of which Mr. Prousalis is, to the Company's knowledge, a significant shareholder.

                                 SELLING HOLDERS

         On April 15, 1998, the Company completed the Private Placement, resulting in the issuance of the Issued Private Placement Stock and the Placement Agent's Warrant. See "Description of Securities." This Preliminary Prospectus relates to the offer and sale by the following Selling Holders of the Issued Private Placement Stock, and the Placement Agent's Stock underlying the Placement Agent's Warrant. Although the Company will receive the net proceeds from the exercise of the Placement Agent's Warrant, it will not receive any additional proceeds from the sale by any of the following Selling Holders of the Private Placement Stock. The following table sets forth certain information about the Selling Holders for whom the Company is registering Private Placement Stock for resale to the public. To the best of the Company's knowledge, none of the Selling Holders has any plan, arrangement, understanding, agreement, commitment or intention to sell their securities. None of the following individuals or entities has held any position or office within the Company nor has had any other material relationship with the Company other than in connection with the Private Placement.

                                   Amount of Securities       Amount of Securities      Amount of          Percentage of
                                   Owned                      Being Registered          Securities Owned   Securities
                                                                                        After Offering     Owned if more
                                                                                        (1)(2)             Than 1%
    Atlas Capital Partners, L.P.   10,000 Shares of Common    10,000 Shares of Common          0
                                   Stock (Issued Private      Stock (Issued Private
                                   Placement Stock)           Placement Stock)
    Bryn Mawr Trust Co. A/C RA     10,000 Shares of Common    10,000 Shares of Common
    Hansen & FJ Campbell III,      Stock (Issued Private      Stock (Issued Private
    TTEES PA Merchant Group Ltd    Placement Stock)           Placement Stock)
    401(k) Pension & Profit
    Sharing Plan
    Frank J. Campbell, III         7,000 Shares of Common     7,000 Shares of Common           0
                                   Stock (Issued Private      Stock (Issued Private
                                   Placement Stock)           Placement Stock)
    Donaldson, Lufkin & Jenrette   10,000 Shares of Common    10,000 Shares of Common          0
    Securities Corporation         Stock (Issued Private      Stock (Issued Private
    Custodian F/B/O Frank J.       Placement Stock)           Placement Stock)
    Campbell III Account #
    698-101714
    Coutts (Jersey) Limited        100,000 Shares of Common   10,000 Shares of Common          0
    JY798967                       Stock (Issued Private      Stock (Issued Private
                                   Placement Stock)           Placement Stock)
    Gerard E. Dorsey               10,000 Shares of Common    10,000 Shares of Common          0
                                   Stock (Issued Private      Stock (Issued Private
                                   Placement Stock)           Placement Stock)
    Amir L. Ecker                  12,500 Shares of Common    12,500 Shares of Common          0
                                   Stock (Issued Private      Stock (Issued Private
                                   Placement Stock)           Placement Stock)
    Donaldson Lufkin Jenrette      7,500 Shares of Common     7,500 Shares of Common           0
    Securities Corporation         Stock (Issued Private      Stock (Issued Private
    Custodian FBO Amir L. Ecker    Placement Stock)           Placement Stock)
    IRA Acct # 698-103058


                                   Amount of Securities       Amount of Securities      Amount of          Percentage of
                                   Owned                      Being Registered          Securities Owned   Securities
                                                                                        After Offering     Owned if more
                                                                                        (1)(2)             Than 1%
    The Ecker Family Partnership   7,500 Shares of Common     7,500 Shares of Common           0
                                   Stock (Issued Private      Stock (Issued Private
                                   Placement Stock)           Placement Stock)
    Lancaster Investment           200,000 Shares of Common   200,000 Shares of                0
    Partners, L.P.                 Stock (Issued Private      Common Stock (Issued
                                   Placement Stock)           Private Placement Stock)
    Lincoln Trust Company FBO      10,000 Shares of Common    10,000 Shares of Common          0
    Perry D. Snavely IRA Account   Stock (Issued Private      Stock (Issued Private
    # 61076323                     Placement Stock)           Placement Stock)
    Losty Capital Management       37,500 Shares of Common    37,500 Shares of Common          0
                                   Stock (Issued Private      Stock (Issued Private
                                   Placement Stock)           Placement Stock)
    Ronald B. Mandell              2,000 Shares of Common     2,000 Shares of Common           0
                                   Stock (Issued Private      Stock (Issued Private
                                   Placement Stock)           Placement Stock)
    Irving L. Mazer, Esq.          10,000 Shares of Common    10,000 Shares of Common          0
                                   Stock (Issued Private      Stock (Issued Private
                                   Placement Stock)           Placement Stock)
    James F. Meara, Jr.            5,000 Shares of Common     5,000 Shares of Common           0
                                   Stock (Issued Private      Stock (Issued Private
                                   Placement Stock)           Placement Stock)
    Felix S. Miksis                1,000 Shares of Common     1,000 Shares of Common           0
                                   Stock (Issued Private      Stock (Issued Private
                                   Placement Stock)           Placement Stock)
    Harry Mittelman Revocable      15,000 Shares of Common    15,000 Shares of Common          0
    Trust                          Stock (Issued Private      Stock (Issued Private
                                   Placement Stock)           Placement Stock)
    Mustang Partners, L.P.         75,000 Shares of Common    75,000 Shares of Common          0
                                   Stock (Issued Private      Stock (Issued Private
                                   Placement Stock)           Placement Stock)
    Porter Partners, L.P.          50,000 Shares of Common    50,000 Shares of Common          0
                                   Stock (Issued Private      Stock (Issued Private
                                   Placement Stock)           Placement Stock)
    ProFutures Special Equities    60,000 Shares of Common    60,000 Shares of Common          0
    Fund, L.P.                     Stock (Issued Private      Stock (Issued Private
                                   Placement Stock)           Placement Stock)
    Leonid S. Roytman and Alla     5,000 Shares of Common     5,000 Shares of Common           0
    S. Roytman JTTEN               Stock (Issued Private      Stock (Issued Private
                                   Placement Stock)           Placement Stock)
    Schottenfeld Associates, L.P.  15,000 Shares of Common    15,000 Shares of Common          0
                                   Stock (Issued Private      Stock (Issued Private
                                   Placement Stock)           Placement Stock)


                                   Amount of Securities       Amount of Securities      Amount of          Percentage of
                                   Owned                      Being Registered          Securities Owned   Securities
                                                                                        After Offering     Owned if more
                                                                                        (1)(2)             Than 1%

    Perry D. Snavely, Jr.          22,500 Shares of Common    22,500 Shares of Common           0
                                   Stock (Issued Private      Stock (Issued Private
                                   Placement Stock)           Placement Stock)
    Dr. Gershon Stern              7,500 Shares of Common     7,500 Shares of Common            0
                                   Stock (Issued Private      Stock (Issued Private
                                   Placement Stock)           Placement Stock)
    Robert M. Stern                1,250 Shares of Common     1,250 Shares of Common            0
                                   Stock (Issued Private      Stock (Issued Private
                                   Placement Stock)           Placement Stock)
    Susan J. Spector               1,250 Shares of Common     1,250 Shares of Common            0
                                   Stock (Issued Private      Stock (Issued Private
                                   Placement Stock)           Placement Stock)
    Talmor Capital Management      2,500 Shares of Common     2,500 Shares of Common            0
    Inc.                           Stock (Issued Private      Stock (Issued Private
                                   Placement Stock)           Placement Stock)
    Richard C. Walling             50,000 Shares of Common    50,000 Shares of Common           0
                                   Stock (Issued Private      Stock (Issued Private
                                   Placement Stock)           Placement Stock)
    Carolyn Wittenbraker           5,000 Shares of Common     5,000 Shares of Common            0
                                   Stock (Issued Private      Stock (Issued Private
                                   Placement Stock)           Placement Stock)
    SUBTOTAL                       750,000                    750,000
    Pennsylvania Merchant Group    75,000 Shares of Common    75,000 Shares of Common           0
    Ltd.                           Stock (Placement Agent's   Stock (Placement
                                   Stock) (1)                 Agent's Stock) (1)
    TOTAL                          825,000                    825,000

(1)  Assumes exercise of all Warrants.

(2) Assumes sale of all Offered Stock being registered.

         In April of 1997, the Company completed its Initial Public Offering, resulting in the issuance of the Common Stock Representative Warrants and the Warrant Representative Warrants. (The Warrants underlying the Warrant Representative Warrants are the Underlying Warrants.) See "Description of Securities." This Preliminary Prospectus relates to the offer and sale by the following Selling Holders of the Underwriter's Stock underlying the Common Stock Representative Warrants and the Underwriter's Stock underlying the Underlying Warrants. The following table sets forth certain information about the Selling Holders for whom the Company is registering such Underwriter's Stock for resale to the public. To the best of the Company's knowledge, none of the Selling Holders has any plan, arrangement, understanding, agreement or commitment to sell their securities. None of the following individuals or entities has held any position or office within the Company nor has had any other material relationship with the Company other than in connection with the Initial Public Offering.

    Recipient               Amount of Securities        Amount of Securities           Amount of             Percentage of
                            Owned (1)                   Being Registered               Securities Owned      Securities Owned
                                                                                       After Offering        if more Than 1%
                                                                                       (1)(2)
    Robert T. Kirk          240,000 Shares of Common    240,000 Shares of Common
                            Stock (Underwriter's        Stock (Underwriter's                  0
                            Stock) (3)                  Stock) (3)
    Michael Morrisett       15,000 Shares of Common     15,000 Shares of Common
                            Stock (Underwriter's        Stock (Underwriter's                  0
                            Stock) (3)                  Stock) (3)
    Marie Lima              15,000 Shares of Common     15,000 Shares of Common
                            Stock (Underwriter's        Stock (Underwriter's                  0
                            Stock) (3)                  Stock) (3)
    David A. Carter         15,000 Shares of Common     15,000 Shares of Common
                            Stock (Underwriter's        Stock (Underwriter's                  0
                            Stock) (3)                  Stock) (3)
    Wendy Tand Gusrae       15,000 Shares of Common     15,000 Shares of Common
                            Stock (Underwriter's        Stock (Underwriter's                  0
                            Stock) (3)                  Stock) (3)
    Total                   300,000 Shares of Common    300,000 Shares of Common
                            Stock (Underwriter's        Stock (Underwriter's                  0
                            Stock) (3)                  Stock) (3

(1)  Assumes exercise of all Warrants.

(2) Assumes sale of all Offered Stock being registered.

(3) One-half of this amount is Underwriter's Stock underlying Common Stock Representative Warrants, and one-half of this amount is Underwriter's Stock underlying Underlying Warrants.

                              CERTAIN TRANSACTIONS

         In January 1995, in connection with the founding of the Company, the Company issued 300 shares of its Common Stock to Alonzo E. Short, Jr., 4,332 shares to Robert A. Veschi, 400 shares to Christina L. Swisher, 167 shares to William L. Hooton, 167 shares to Donald J. Shoff, 1,583 shares to Arthur Henley and 1,500 shares to Thomas T. Prousalis, Jr. Each such founding shareholder was assessed $0.01 per share for his or her Common Stock, which amount was equivalent to its par value at the time. Taking into account a 600:1 stock split effective as of March 1996 (the "Forward Split") and a 2:1 reverse stock split effective as of March 1997 (the "Reverse Split"), each such shareholder acquired at that time the equivalent of 90,000, 1,300,000, 120,000, 50,000, 50,000,
475,000 and 450,000 shares of today's Common Stock.

                  In March 1996, the Company was loaned $500,000 by Edward Ratkovich, $250,000 by Robert Foise, $200,000 by Armstrong Industries and $50,000 by Martin Sumichrast. Principal and interest computed at the rate of eight percent annually was to become due at the earlier of June 1, 1997 or the expected June 1996 closing date of a proposed initial public offering of Company securities. As additional consideration for these loans, the Company issued 500,000 bridge units to Mr. Ratkovich, 250,000 to Mr. Foise, 200,000 to Armstrong Industries and 50,000 to Mr. Sumichrast. Each bridge unit contained one share of Common Stock, one Class A Warrant and one Class B Warrant. In June 1996, the loan principal was converted into paid-in capital and accounted for as consideration for the bridge units. The Class A Warrants and Class B Warrants were canceled in March 1997 in exchange for each such shareholder receiving additional shares of Common Stock such that, even taking the Reverse Split into account, each such shareholder had 500,000, 250,000, 200,000 and 50,000 shares of today's Common Stock.

         In August 1996, the Company entered into a letter of intent with MVSI, Inc. ("MVSI"), a Washington, D.C. area based NASDAQ-listed technology products and services company, in which the Company agreed to be acquired and become a wholly-owned subsidiary of MVSI in an exchange of securities. To the Company's knowledge, Edward Ratkovich is a significant shareholder and the chairman and chief executive officer of MVSI, Thomas T. Prousalis, Jr. is a significant shareholder of MVSI and Clive Whittenbury is a director of MVSI. Pursuant to the letter of intent, MVSI loaned the Company $500,000 for working capital. In October 1996, the Company entered into an agreement to be acquired by MVSI, subject to shareholder approval. MVSI loaned an additional $500,000 to the Company in November 1996. However, in January 1997, the parties mutually agreed to terminate the acquisition, primarily due to market conditions that involved a significant decrease in the bid price of MVSI's common stock and, thereby, the value of the purchase price.

         As part of a mutual cooperation agreement, in January 1997 MVSI loaned the Company an additional $250,000 under a convertible debenture. The aggregate principal amount of the convertible debenture at that time was $1,275,081, reflecting the total amount of loan advances made to the Company by MVSI. The terms provided for outstanding principal to bear annual interest of nine percent, and for principal to be convertible into Common Stock upon the completion of the Company's initial public offering at a ratio calculated using the offering price per share. In March 1997, MVSI converted the convertible debenture into 250,000 shares of Common Stock.

         In March 1996, the Company acquired all right, title and interest in the 353 Patent from Arthur Henley and Scott Grau in consideration of a five percent overriding royalty interest against gross profits involving the use of the 353 Patent. The Company agreed to allocate $1,000,000 of its capital to develop and exploit the market opportunities of the 353 Patent by December 31, 1996, or the 353 Patent would be subject to repurchase by its inventors. The Company satisfied this commitment timely.

         The Company paid legal fees of approximately $380,000 during the year ended March 31, 1997, to Thomas T. Prousalis, Jr., an attorney who is a significant stockholder of the Company, relating to the Initial Public Offering. The Company also paid $100,000 during the year ended March 31, 1997, to Mr. Prousalis for services relating to an offering that was abandoned in September 1996.

         The Company rents an aircraft for business purposes from an entity owned by Robert A. Veschi, the Company's President and Chief Executive Officer. For the years ended March 31, 1998 and 1997, the Company paid $62,936 and $27,796, respectively for the rental of the aircraft.

         On April 16, 1997, the Company entered into a consulting agreement with Alonzo E. Short, Jr., Lt. Gen., USA (ret.), the Chairman of the Board, to provide services for a fixed monthly amount of $1,000. The amounts paid to the stockholder under that agreement totaled $12,000 for the fiscal year ending March 31, 1998.

         All ongoing and future transactions between the Company and any affiliate will be entered into on terms at least as favorable as could be obtained from unaffiliated, independent third parties.

                            DESCRIPTION OF SECURITIES

Common Stock

         The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $.01 par value. There are presently 8,220,924 issued and outstanding shares of Common Stock. Holders of the Common Stock do not have preemptive rights to purchase additional shares of Common Stock or other subscription rights. The Common Stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of Common Stock are entitled to share equally in dividends from sources legally available therefor when, as and if declared by the Board of Directors and, upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in the assets of the Company available for distribution to stockholders. All outstanding shares of Common Stock are validly authorized and issued, fully paid and nonassessable, and all shares to be sold and issued as contemplated hereby, will be validly authorized and issued, fully paid and nonassessable. The Board of Directors is authorized to issue additional shares of Common Stock, not to exceed the amount authorized by the Company's Certificate of Incorporation, and to issue options and warrants for the purchase of such shares, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action. The above description concerning the Common Stock of the Company does not purport to be complete. Reference is made to the Company's Certificate of Incorporation and By-laws which are available for inspection upon proper notice at the Company's offices, as well as to the applicable statutes of the State of Delaware for a more complete description concerning the rights and liabilities of stockholders.

         Each holder of Common Stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of Common Stock do not have cumulative voting rights, the holders of more than 50 percent of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

Warrants

         Placement Agent's Warrant

         In connection with the Private Placement, the Company issued to the Placement Agent at a nominal purchase price the Placement Agent's Warrant for the purchase of 75,000 shares of Common Stock constituting the Placement Agent's Stock. The Company has agreed to indemnify the Placement Agent and certain other persons with respect to certain liabilities, including liabilities under the Securities Act. The Placement Agent's Warrant is exercisable for a five-year period ending on April 16, 2003 on a net basis at an exercise price equal to $9.00.

         Underwriter's Warrants

         In connection with the Initial Public Offering, the Company issued to the Underwriter at a nominal purchase price Common Stock Representative Warrants to purchase up to 150,000 shares of Common Stock constituting Underwriter's Stock and Warrant Representative Warrants to purchase 150,000 Underlying Warrants to purchase 150,000 Shares of Common Stock also constituting Underwriter's Stock. The Common Stock Representative Warrants are exercisable for a five-year period ending on April 7, 2002 at an exercise price of $8.25 per share. The Warrant Representative Warrants are exercisable for a five-year period ending on April 7, 2002 at an exercise price of is $0.20625 per Underlying Warrant. Each Underlying Warrant is exercisable for a five (5) year period ending on April 7, 2002 to purchase one Share of Common Stock at an exercise price of $8.25 per share of Common Stock.

Transfer Agent and Registrar

         The transfer agent and registrar for the securities of the Company is American Stock Transfer & Trust Company located at 40 Wall Street, New York, New York 10005.

Reports to Securityholders

         The Company will furnish to holders of its securities annual reports containing audited financial statements. The Company may issue other unaudited interim reports to its securityholders as it deems appropriate.

                              PLAN OF DISTRIBUTION

                  The Offered Stock may be sold from time to time by the Selling Holders or by pledgees, donees, transferees or other successors-in interest. The Offered Stock may be sold in transactions on the Nasdaq SmallCap Market, in privately negotiated transactions, through the writing of options on the shares, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Holders may effect such transactions by the sale of the Offered Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Holders and/or the purchasers of the Offered Stock for whom such broker-dealers may act as agent or to whom they may sell as principal, or both. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Holders in connection with sales of the Offered Stock. No underwriting arrangements have been entered into by the Selling Holders.

                  The Selling Holders and intermediaries through whom the Offered Stock is sold may be deemed "underwriters," within the meaning of the Act, with respect to the Offered Stock and any profits realized or commissions received may be deemed underwriting compensation.

                  The Selling Shareholders may also pledge the Offered Stock to a broker-dealer and upon default under such pledge the broker-dealer may effect sales of the Offered Stock pledged pursuant to this Preliminary Prospectus. In addition, the Offered Stock covered by this Prospectus may be sold in private transactions or under Rule 144, rather than pursuant to this Preliminary Prospectus.

                  In order to comply with the securities laws of certain states, if applicable, the Offered Stock will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers.

                  The Company will not receive any of the proceeds from the sale of the Offered Stock by the Selling Holders. The Company has agreed to bear the expenses of registration of the Offered Stock under federal and state securities laws, other than commissions, fees and discounts of underwriters, brokers, dealers and agents, and to indemnify the Selling Holders against certain liabilities, including liabilities under the Act.

                                LEGAL PROCEEDINGS

         e-Net, Inc. is not a party to any legal proceedings and, to the best of its information, knowledge and belief, none is contemplated or has been threatened.

                                  LEGAL MATTERS

         The validity of the Offered Stock being offered hereby will be passed upon for the Company by Williams & Connolly, Washington D.C.

                                     EXPERTS

         The financial statements of e-Net, Inc. as of March 31, 1998 and 1997 and for the years ended March 31, 1998 and 1997 have been included herein in reliance on the reports dated May 27, 1998 of Grant Thornton LLP, Independent Certified Public Accountants, and upon the authority of said firm as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS


                                                                                            Page
                                                                                            ----
Report of Independent Certified Public Accountants..................................        F-2

Financial Statements

   Balance Sheets as of March 31, 1998 and 1997.....................................        F-3

   Statements of Operations for the years ended March 31, 1998 and 1997.............        F-4

   Statements of Cash Flows for the years ended March 31, 1998 and 1997.............        F-5

   Statements of Stockholders' Equity as of March 31, 1998 and 1997.................        F-6

   Notes to Financial Statements....................................................        F-7

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors
e-Net, Inc.

         We have audited the accompanying balance sheets of e-Net, Inc. (a Delaware Corporation), as of March 31, 1998 and 1997, and the related statements of operations, cash flows and stockholders' equity for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of e-Net, Inc., as of March 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

Grant Thornton

Vienna, Virginia
May 27, 1998
                                   e-NET, INC.
                                 BALANCE SHEETS

                                     ASSETS

                                    March 31,

                                                                                    1998                        1997
                                                                         -------------------        ----------------
 Current Assets
    Cash and cash equivalents                                           $            855,743         $           379,441
    Short-term investments                                                           960,248                          -
    Accounts receivable                                                              334,602                     113,181
    Inventory                                                                        202,917                         -
    Prepaid expenses                                                                 176,264                      14,800
                                                                          ------------------          ------------------
Total Current Assets                                                               2,529,774                     507,422

Deposits                                                                              14,821                       7,530

Property, Plant and Equipment, Net                                                   372,403                     203,125

Software Development Costs                                                           805,188                     520,853

Deferred Initial Public Offering  Costs                                                   -                      964,706
                                                                          ------------------          ------------------

                                                                        $          3,722,186         $         2,203,636
                                                                          ------------------          ------------------
                                                                          ------------------          ------------------


                                           LIABILITIES AND STOCKHOLDERS' EQUITY

 Current Liabilities
    Accounts payable--trade                                              $           314,010         $           105,301
    Accrued liabilities                                                              561,093                     330,580
    Capital lease obligation                                                             -                         4,480
                                                                          ------------------          ------------------

Total Current Liabilities                                                            875,103                     440,361

Accrued Initial Public Offering Costs                                                    -                       887,843
                                                                          ------------------          ------------------


Total Liabilities                                                                    875,103                   1,328,204

 Stockholders' Equity
    Common stock, $.01 par value, 50,000,000 shares
        authorized, 5,750,000 and 4,250,000 shares outstanding
        at March 31, 1998 and 1997, respectively                                      57,500                      42,500
    Stock subscriptions and notes receivable                                             (46)                        (46)
    Additional paid-in capital                                                    14,163,090                   8,307,627
    Retained deficit                                                             (11,373,461)                 (7,474,649)
                                                                          ------------------          ------------------

Total Stockholders' Equity                                                         2,847,083                     875,432
                                                                          ------------------          ------------------

                                                                        $          3,722,186         $         2,203,636
                                                                          ------------------          ------------------
                                                                          ------------------          ------------------




        The accompanying notes are an integral part of these statements.

                                   e-NET, INC.
                            STATEMENTS OF OPERATIONS
                               For the Years ended


                                                              March 31, 1998     March 31, 1997
                                                                 -----------       -----------
Sales
    Products                                                     $   347,451       $    24,000
    Services                                                         375,388           525,037
                                                                 -----------       -----------
Total sales                                                          722,839           549,037

Cost of product sold and service provided
    Products                                                         155,109            12,822
    Services                                                         191,995           397,205
                                                                 -----------       -----------
Total cost of product sold and service provided                      347,104           410,027

Gross profit                                                         375,735           139,010

 Operating Expenses
    Selling, general and administrative                            3,474,852         1,171,212
    Research and development                                         804,830           236,846
                                                                 -----------       -----------

(Loss) from Operations                                            (3,903,947)       (1,269,048)

 Interest and Financing Charges
    Interest expense--bridge financing                                  --          (5,385,135)
    Cost of abandoned stock registration                                --            (284,575)
    Interest expense                                                  (5,214)          (19,356)
    Other expenses                                                  (195,403)             (442)
    Interest income                                                  205,752            20,963
                                                                 -----------       -----------

Loss Before Income Taxes                                          (3,898,812)       (6,937,593)

Income Tax Provision                                                    --                --
                                                                 -----------       -----------

Net Loss                                                         $(3,898,812)      $(6,937,593)
                                                                 -----------       -----------
                                                                 -----------       -----------

Loss per Share                                                   $      (.68)      $     (1.72)
                                                                 -----------       -----------
                                                                 -----------       -----------

Weighted Average Shares Outstanding                                5,708,904         4,034,247




        The accompanying notes are an integral part of these statements.

                                   e-NET, INC.
                            STATEMENTS OF CASH FLOWS
                               For the Years ended



                                                                                  March 31, 1998          March 31, 1997
                                                                                 --------------------     --------------

 Increase (Decrease) in Cash and
    Cash Equivalents

 Cash Flows from Operating Activities
    Net loss                                                                $         (3,898,812)    $        (6,937,593)
    Adjustments to reconcile net loss to net cash from
      operating activities
        Interest expense--private placement                                                   -                 5,385,135
        Depreciation and amortization                                                    346,387                  34,402
      Loss on retirement of property and equipment                                         1,779                     -
        Stock Based Compensation                                                          62,244                     -
        Changes in operating assets and liabilities
          (Increase) in accounts receivable                                             (221,421)                (59,504)
          (Increase) in inventory                                                       (202,917)                    -
      (Increase) in prepaid expenses and deposits                                       (168,755)                (22,330)
          Increase in accounts payable and accrued liabilities                           439,222                 432,849
          (Decrease) increase in deferred revenue                                            -                   (20,000)
                                                                              ------------------      -------------------

Net Cash (Used in) Provided by Operating Activities                                   (3,642,273)             (1,187,041)
                                                                              ------------------      ------------------

Cash Flows from Investing Activities
    Capital expenditures                                                                (336,528)               (125,502)
    Short term investments                                                              (960,248)                    -
    Capitalized software development costs                                              (465,251)               (520,853)
                                                                              ------------------      ------------------


Net Cash Used in Investing Activities                                                 (1,762,027)               (646,355)
                                                                              ------------------      ------------------

 Cash Flows from Financing Activities
    Proceeds from initial public offering                                              5,885,082                      -
    Payment of shareholder/officer loans                                                     -                   (12,050)
    Proceeds from issuance of bridge notes payable                                           -                   500,000
    Proceeds from issuance of debt instrument converted to equity                            -                 1,250,000
    Payments on capital leases                                                            (4,480)                 (6,210)
    Payment of public offering costs                                                         -                   (76,863)
                                                                              ------------------      ------------------

Net Cash Provided by Financing Activities                                              5,880,602               1,654,877
                                                                              ------------------      ------------------

Net (Decrease) Increase in Cash and Cash Equivalents                                     476,302                (178,519)

Cash and Cash Equivalents at Beginning of Period                                         379,441                 557,960
                                                                              ------------------      ------------------

Cash and Cash Equivalents at End of Period                                  $            855,743     $           379,441
                                                                              ------------------      ------------------
                                                                              ------------------      ------------------

 Supplemental Disclosures:
    Income Taxes Paid                                                       $                 -      $                -
                                                                              ------------------      ------------------
                                                                              ------------------      ------------------

    Interest Paid                                                           $                326     $             6,284
                                                                              ------------------      ------------------
                                                                              ------------------      ------------------

Noncash investing and financing activities


In the year ended March 31, 1997, the Company issued 250,000 shares of common stock upon conversion of a convertible debenture with a principal amount of $1,250,000, plus accrued interest of $25,081.


        The accompanying notes are an integral part of these statements.

                                   e-NET, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY


                                                               Stock     Unamortized
                                     Common Stock        Subscriptions        Cost of     Additional                      Total
                                 No. of                    and Notes          Bridge         Paid-in      Retained   Stockholders'
                                Shares      Amount         Receivable       Financing        Capital       Deficit        Equity
                               ---------   ---------     -------------     ------------    ----------     ---------    ------------

Balance, March 31, 1996        3,750,000       37,500          (125,100)     (2,885,135)    3,662,600      (537,056)       152,809

Bridge loan converted to
   capital                            -            -                 -          500,000            -             -         500,000
Issuance of
   common stock
   associated
   with the financing costs
   from the issuance
   of bridge units               500,000        5,000                -       (3,000,000)    3,495,000            -         500,000
Cancellation of note
   receivables in exchange
   for common stock             (250,000)      (2,500)          125,000              -       (122,500)           -              -
Amortization of the
   costs of bridge
   financing                          -            -                 -        5,385,135            -             -       5,385,135
Conversion of debt to equity     250,000        2,500                -               -      1,272,581            -       1,275,081
Reclassification
   adjustment                         -            -                 54              -            (54)           -              -
Net loss                              -            -                 -               -             -     (6,937,593)    (6,937,593)
                             -----------    ---------    --------------    ------------    ----------    ----------    -----------
(6,937,593)

Balance, March 31, 1997        4,250,000   $   42,500   $           (46)  $          -    $ 8,307,627   $(7,474,649)  $    875,432
                             -----------    ---------    --------------    ------------    ----------    ----------    -----------


Issuance of
   common stock
   associated with  the
   Initial Public Offering     1,500,000       15,000                -              -       5,793,219            -       5,808,219

Stock based Compensation              -            -                 -              -          62,244            -          62,244

Net loss                              -            -                 -              -             -     (3,898,812)     (3,898,812)
                             -----------    ---------    --------------    ------------    ----------    ----------    -----------
Balance, March 31, 1998        5,750,000   $   57,500    $         (46)    $        -     $14,163,090   $(11,373,461)  $ 2,847,083
                             -----------    ---------    --------------    ------------    ----------    ----------    -----------
                             -----------    ---------    --------------    ------------    ----------    ----------    -----------

        The accompanying notes are an integral part of these statements.

                                   e-NET, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

         e-Net, Inc., was incorporated on January 9, 1995, and the Company commenced operations on June 8, 1995. e-Net, Inc., a Delaware corporation ("e-Net" or the "Company"), develops, produces, markets and supports open telecommunications software and related hardware that enable, enhance, and manage telephone communications over the Internet, private Internet Protocol ("IP") networks and "intranets," and other types of digital data networks (collectively, "Digital Data Networks" or "DDNs"). The Company's Telecom 2000-TM- products ("Telecom 2000 Products") provide a user-friendly method of high fidelity telephone communications through DDNs. Through the use of Telecom 2000 Products, organizations can reduce their telephone expenses by extending their telephone services to remote offices and mobile employees, in some cases bypassing long distance service charges, while using their existing internal DDNs. The Company has two office locations: corporate headquarters in Germantown, Maryland and research and development in Austin, Texas. The significant accounting policies used in the preparation of the accompanying financial statements are as follows:

Inventory

         Inventory is stated at the lower of cost or market value. Cost is determined by the first-in, first-out method. The elements of cost include subcontracted costs and materials handling charges.

Revenue Recognition

         Revenue is recognized on the sale of software products upon shipment unless future obligations exist wherein a portion of the revenue is deferred until the obligation is satisfied. Revenue from services rendered is recognized either as the services are rendered based upon fixed hourly rates or at contractually determined fixed monthly fees.

         For the year ended March 31, 1998, the Company derived 56% and 19% of its sales from two customers, respectively.

         For the year ended March 31, 1997, the Company derived 78% and 21% of its sales from two customers, respectively.


Accounts Receivable

         Accounts receivable are stated at the unpaid balances, less allowance on uncollectible accounts, if any. Management periodically reviews its outstanding accounts receivable to assess collectibility of balances based on past experience and evaluation of current adverse situations which may affect collectibility of receivables. At March 31, 1998 and 1997, management established an allowance for uncollectible accounts in the amount of $3,200.

Use of Estimates in the Preparation of Financial Statements

         Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Property and Equipment

         Property and equipment are carried at cost, net of an allowance for accumulated depreciation and amortization. Depreciation is computed on equipment and furniture, using a straight-line method over a three-year period.

Investments

         The Company's investments in debt securities, which typically mature in one year or less, are generally held to maturity and valued at amortized cost, which approximates fair value. The aggregate fair value at March 31, 1998 and 1997 was $ 960,248 and $ -0-, respectively for investments in United States Treasury debt securities. Securities investments that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and recorded at cash and cash equivalents when maturity is three months or less and as short-term investments when maturity is longer than three months and less than one year.

                                   e-NET, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings Per Share

         The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128 for the fiscal year ended March 31, 1998. SFAS No. 128 replaces the presentation of primary and fully diluted earnings per share with a presentation of basic earnings per share and diluted earnings per share, if dilutive shares are outstanding. Basic earnings per share excludes dilution and is computed by dividing income or loss available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were converted into common stock, but such securities or contracts are excluded if their effects would be anti-dilutive. Pursuant to the requirements of Staff Accounting Bulletin ("SAB") No. 98 of the Securities and Exchange Commission, issued in February 1998, common equivalent shares which have an anti-dilutive effect on net loss per share are no longer included in computing net loss per share for the periods presented. All prior-period loss per share data has been restated in accordance with SFAS No. 128 and SAB No. 98.

         Basic loss per common share was calculated by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted loss per share was calculated the same as basic loss per share since the Company has a net loss for all periods presented which would make the conversion of securities or other contracts to common stock anti-dilutive.

                                                                               Year Ended
                                                                                 March 31
                                                                     1998                         1997
                                                                  -----------                  ----------
              Net Loss                                           $ (3,898,812)               $ (6,937,593)

              Loss per common share - basic & diluted            $       (.68)               $      (1.72)

              Number of common shares - basic & diluted              5,708,904                   4,034,247

Software Development Costs

         In accordance with the Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," the Company has capitalized certain software development costs incurred after establishing technological feasibility. Costs incurred prior to such feasibility and certain hardware-related, development costs have been expensed as incurred as research and development costs. Software costs are amortized based upon the greater of amortization computed using the estimated useful life of the software or units sold as a function to expected units to be sold when the product is available for general release to customers. At March 31, 1998, the Company has capitalized $986,104 in software development costs and has recorded accumulated amortization of $180,916.

         Critical to the recoverability of the capitalized software costs is the generation of related sales sufficient to recover such costs. Should sufficient sales fail to materialize, the carrying amount of capitalized software costs may be reduced accordingly in the future.

Cash and Cash Equivalents

         For purposes of the statement of cash flows, the Company considers all cash held in checking and investment accounts with maturity dates of three months or less to be cash equivalents. The carrying amount approximates fair value because of the short-term maturity of the instruments.

Accounting Pronouncements Issued and Related Disclosures

         In 1997 the Financial Accounting Standards Board issued statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information," which established standards for reporting information about operating segments. In 1997 the Financial Accounting Standards Board also issued statement of Financial Accounting Standards No. 130 - "Reporting Comprehensive Income," which established standards for reporting and displaying comprehensive income and its components. The Company is required to adopt these two standards with its March 31, 1999 financial statements. The Company will be analyzing both standards during 1998 to determine what disclosures will be required.

                                   e-NET, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE B--SIGNIFICANT TRANSACTIONS

Private Placement Transaction

         In April 1998, the Company offered for sale to accredited investors 750,000 shares of the Company's restricted common stock, par value $.01 per share, at $7.50 per share. The share price was based upon the average of the last reported sales prices for the Common Stock for the five (5) business days immediately preceding the date upon which the Offering Price is determined, which was April 3, 1998. The transaction was completed in April 1998, and resulted in proceeds, net of transaction costs, to the Company of approximately $5,100,000.

Warrant Redemption

         In May 1998, the Company authorized the redemption of its publicly traded Redeemable Common Stock Purchase Warrants (warrants). The Company issued 1,725,000 warrants in its initial public offering, effective April 7, 1997. Under the terms governing these Warrants, the Company may, for $.05 per warrant, redeem the warrants that have not already been exercised and converted to a share of common stock at an exercise price of $5.25, if the Company's common stock closing bid price equals or exceeds $10.00 per share for a thirty consecutive trading day period. Such a period ended on May 14, 1998. The redemption is scheduled for June 19, 1998 and the transaction, if all warrants are exercised and converted into common stock, is anticipated to result in proceeds, net of transaction costs, to the Company of approximately $8,900,000.

         Pro Forma data presented below reflects the condensed balance sheet at March 31, 1998, as if the private placement and warrant redemption transactions had closed on March 31, 1998:


                                                                                           Pro forma         Pro forma
                                                                          Historical       Adjustment      Balance Sheet
                                                                          ----------       ----------      -------------
          Assets

          Assets
             Cash and cash equivalents                                 $     1,815,991  $     14,000,000  $    15,815,991
             Other assets                                                    1,906,195                -         1,906,195
                                                                         -------------    --------------    -------------

          Total Assets                                                 $     3,722,186  $     14,000,000  $    17,722,186
                                                                         -------------    --------------    -------------
                                                                         -------------    --------------    -------------

          Liabilities and Stockholders' Equity

          Liabilities                                                  $       875,103  $             -   $       875,103
                                                                        --------------    --------------    -------------

          Total Liabilities                                                    875,103                -           875,103

          Stockholders' Equity
             Common stock                                                       57,500            24,750           82,250
             Additional paid-in capital, stock subscriptions
               and notes receivable                                         14,163,044        13,975,250       28,138,294
             Retained deficit                                              (11,373,461)               -       (11,373,461)
                                                                         -------------    --------------    -------------

          Total Stockholders' Equity                                         2,847,083        14,000,000       16,847,083
                                                                         -------------    --------------    -------------

          Total Liabilities and Stockholders' Equity                   $     3,722,186  $     14,000,000  $    17,722,186
                                                                         -------------    --------------    -------------
                                                                         -------------    --------------    -------------

         A pro forma statement of operations is not presented, as the historical statement of operations reflects the transactions for the entire period. Pro forma share information is presented below.

          Pro forma loss per share                                                                   $              (.48)
                                                                                                     --------------------
                                                                                                     --------------------

          Pro forma weighted average shares outstanding                                                        8,183,904
                                                                                                     --------------------
                                                                                                     --------------------

                                   e-NET, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE C--COMPOSITION OF CERTAIN BALANCE SHEET CAPTIONS

Property and Equipment

         Property and equipment consist of the following at March 31:

                                                                                    1998                         1997
                                                                        --------------------         ----------------

    Furniture and office equipment                                      $            568,719         $           258,590
    Leasehold improvements                                                            23,438                       2,602
                                                                          ------------------          ------------------
                                                                                     592,157                     261,192
    Less accumulated depreciation                                                   (219,754)                    (58,067)
                                                                          ------------------          ------------------

    Property and equipment--net                                          $           372,403         $           203,125
                                                                          ------------------          ------------------
                                                                          ------------------          ------------------

Accrued Liabilities

         Accrued liabilities consist of the following at March 31:

                                                                                    1998                         1997
                                                                        --------------------         ----------------

    Accrued salaries                                                    $            119,151         $            43,042
    Accrued vacation                                                                  91,961                      32,819
    Accrued profit-sharing plan                                                       80,000                      32,216
    Accrued bonuses                                                                  233,100                     202,250
    Accrued deferred rent                                                             24,582                      16,773
    Accrued taxes and payroll liabilities                                              1,139                       3,480
    Other accrued costs                                                               11,160                          -
                                                                          -------------------         -----------------

                                                                        $            561,093         $           330,580
                                                                          ------------------          ------------------
                                                                          ------------------          ------------------

                                   e-NET, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE D--INCOME TAXES

                           For the periods ended March 31, 1997 and 1998, no
benefit from income taxes associated with net operating losses has been reflected due to uncertainty as to the realizability of tax benefits associated with net operating losses to date. Financing expense associated with the issuance of bridge units is non-deductible and is being treated as a capital transaction for income tax reporting purposes.

         The income tax provision consists of the following for the period ended March 31, 1998:

    Deferred
       Federal                                                $         1,211,257
       State                                                              227,395
    Valuation allowance                                                (1,438,652)

    Net provision                                             $                -
                                                              --------------------

         The effective tax rate for the period ended March 31, 1998, was 0%. A reconciliation between the U.S. federal statutory rate and the effective tax rate follows:

    Tax (benefit) at U.S. federal statutory rates             $        (1,325,596)
    Increase (decrease) resulting from:
       State tax (benefit)                                               (154,393)
       Permanent differences                                               41,337
       Valuation allowance                                              1,438,652
                                                               ------------------
    Income tax provision                                      $                -
                                                               ------------------
                                                               ------------------

         The Company's reporting period for tax purposes is the calendar year. Taxes on the net loss for the period January through March is reflected in the calculation of the deferred tax asset. A valuation allowance has been recognized in an amount equal to the deferred tax asset.

         The tax effect of temporary differences between the financial statement amounts and tax bases of assets and liabilities which give rise to a deferred tax asset is as follows at March 31, 1998:

    Net loss for January 1 through March 31, 1998             $           599,035
    Capitalized software                                                 (339,766)
    Other assets                                                              467
    Accrued expenses                                                       47,819
    Accrued warranty and patent expenses                                    1,485
    Depreciation expense                                                   (7,193)
    Net operating loss                                                  1,692,895
    Valuation allowance                                                (1,994,742)
                                                               ------------------

    Deferred taxes payable                                    $                -
                                                               ------------------
                                                               ------------------

         The use of net operating losses of the Company in the future to offset taxable income may be limited in the event of a change in control of the Company in accordance with Section 382 of the Internal Revenue Code.

                                   e-NET, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE E--COMMITMENTS AND CONTINGENT LIABILITIES

Lease Commitment

         The Company has three leases for office space that provide for aggregate monthly rent payments of approximately $15,000. At March 31, 1998, approximate future rental commitments are as follows:

       Year ending March 31,
       ---------------------

               1999                                             $   267,631
               2000                                                 265,045
               2001                                                 266,378
               Thereafter                                           227,006
                                                                    -------

                                                                $ 1,026,060
                                                                  ---------
                                                                  ---------

         Rent expense for the years ended March 31, 1998, and March 31, 1997, totaled $201,000 and $79,000 respectively.

Employment Agreement

         The Company has an employment agreement with an officer with minimum future annual salary commitments of the Company under the agreements as follows:

       Year ending March 31,                       Salary            Bonus             Total
       ---------------------                       ------            -----             -----
               1999                         $       175,000  $         87,500  $       262,500
               2000                                 175,000            87,500          262,500
               2001                                 175,000            87,500          262,500
                                              -------------    --------------    -------------

                                            $       525,000  $        262,500  $       787,500
                                              -------------    --------------    -------------
                                              -------------    --------------    -------------

         The agreement also provides for bonuses upon certain performance criteria of the Company and the determination of the Board of Directors. Pursuant to the agreement, employment may be terminated by the Company with cause or by the executive with or without good reason. Termination by the Company without cause, or by the executive for good reason, would subject the Company to liability for an amount equal to six months of the terminated executive's salary at the date of termination plus comparable insurance benefits being received prior to termination.

                                   e-NET, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE F--RELATED PARTY TRANSACTIONS

         The Company paid legal fees of approximately $380,000 during the year ended March 31, 1997, to an attorney who is a stockholder of the Company relating to the initial public offering that became effective in April 1997. The Company also paid $100,000 during the year ended March 31, 1997, to the same attorney and stockholder for services relating to the offering that was abandoned in September 1996.

         The Company rents an aircraft for business purposes from an entity owned by the Company's president. For the years ended March 31, 1998 and 1997, the Company paid $63,000 and $28,000, respectively for the rental of the aircraft.

         The Company entered into a consulting agreement with the chairman of the board to provide services for a fixed monthly amount of $1,000. For the years ended March 31, 1998 and 1997, the Company paid $ 12,000 and $ -0-, respectively under the consulting agreement.

NOTE G--DEFINED CONTRIBUTION PLAN

         The Company established a Profit Sharing Plan and Trust (the Plan) in December 1995. Employees who were employed by the Company on the effective date of the Plan (January 14, 1995) were automatically eligible for participation. Employees hired after the effective date become eligible to participate if they are at least 21 years of age and have completed one year of service with the Company. Contributions are made at the discretion of management. Contributions to the Plan for the years ended March 31, 1998 and 1997, were approximately $80,000 and $32,000, respectively. In January 1997, the Plan was converted into a retirement plan qualified under section 401(k) of the Internal Revenue Code (the 401(k) Plan). The 401(k) Plan allows the Company to determine the matching amount on an annual basis. The initial matching amount was established at 50% of employee deferrals up to 5% of eligible wages. Contributions to the 401(k) Plan for the year ended March 31, 1998, were approximately $14,000.

NOTE H--STOCK OPTION PLANS

         At March 31, 1998, the Company has two stock-based compensation plans which are described below. As permitted under generally accepted accounting principles, grants under those plans are accounted for following APB Opinion No. 25 and related interpretations. Accordingly, only the compensation cost associated with grants to non-employees or non-directors of the Company have been recognized in the amount of $62,244. The fair value for options issued in 1998 has been estimated at $2,400,000 as of the grant date using the Black Scholes model with the following weighted average assumptions: risk free interest rate of 5.31%; volatility factor of the expected market price of 92.4%; and a weighted average expected life of the option of 3 years. Because option valuation models require the input of highly subjective assumptions and because changes in the assumptions can materially affect the fair value estimate, the existing model may not necessarily provide a reliable measure of the fair value of its stock options. Had compensation cost for the two stock-based compensation plans been determined based on the grant date fair values of the awards (the method prescribed in SFAS No. 123), reported net loss and loss per common share would have been reduced to the pro forma amounts shown below.

                                                                                  Year Ended
                                                                                    March 31
                                                                                1998                1997
                                                                            ---------         ----------
            Net Loss
                         As reported                                     $(3,898,812)         $(6,937,593)
                         Pro forma                                        (4,978,812)          (6,937,593)

            Loss per common share - basic & diluted
                         As reported                                           $(.68)              $(1.72)
                         Pro forma                                              (.87)               (1.72)

                                   e-NET, INC.
                    NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE H--STOCK OPTION PLANS (Continued)

Stock option plans:

         In April, 1997, the Board of Directors approved the adoption of the e-Net, Inc. 1997 Non-Qualified Stock Option Plan, including the allocation of up to 500,000 shares for option grants. The options are exercisable at fair market value measured at the grant date with varying vesting schedules. Options granted and vested under the plan to non-employees or directors in the twelve months ended March 31, 1998 were recorded as compensation expense of $62,244. Since the plan's inception, the Company has granted 272,000 options, of which 177,120 are exercisable at March 31, 1998. Generally, stock options are granted at fair market value as determined by a moving average of trading activity prior to the grant date.

         During 1998, the Company committed to issue 502,179 non-qualified stock options under terms and conditions substantially the same as the 1997 Plan described above, contingent on the adoption of a new plan. The committed non-qualified stock options intended for the 1998 stock option plan are included in the tables below as if the plan was adopted and the options had been granted as of March 31, 1998.

                                                                               Stock Options
                                                                               -------------
                                                                                    Weighted
                                                                                     Average
                                                                     Outstanding   Exercise Price

        Balance at March 31, 1997                                             -                 -
                     Granted                                             770,953            $4.49
                     Exercised                                                -                 -
                     Canceled                                             (3,000)            4.14
                                                                     ------------            ----
        Balance at March 31, 1998                                        767,953            $4.49


                                                                         Number of Options
                                                                              Year Ended
                                                                                March 31
                                                                            1998          1997
                                                                        ----------     -------


        Exercisable, end of year                                           177,120           -

        Weighted-average fair value per option of
           Options granted during the year                                $   3.14           -

                                             Options Outstanding                                Options Exercisable
                                             -------------------                                -------------------
                                                        Weighted
                                                       Average           Weighted                      Weighted
                                                       Remaining         Average                        Average
        Range of                              Number   Contractual      Exercise          Number        Exercise
        Exercise Prices                   Outstanding      Life            Price          Exercisable     Price
        ---------------                   -----------  ------------      ---------       ------------  --------
$ 3.82 to $ 4.58                            622,076     7.5               $4.14              150,410       $4.14
$ 4.59 to $ 5.34                             10,877     7.7                4.88               10,877        4.88
$ 5.35 to $ 6.11                             77,000     7.8                5.64                2,000        5.75
$ 6.12 to $ 6.87                             38,000     7.9                6.40                  500        6.64
$ 6.88 to $ 7.63                             20,000     7.6                7.37               13,333        7.24

        Totals                             767,953      7.5               $4.49              177,120       $4.44


Item 8. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

      None.

                                TABLE OF CONTENTS

                                                                                                    Page
                                                                                                    ----
Preliminary Prospectus Summary..............................................................         1
Risk Factors................................................................................         5
Use of Proceeds.............................................................................         8
Dilution....................................................................................         8
Market Prices of Common Stock...............................................................         9
Capitalization..............................................................................         9
Dividend Policy.............................................................................        10
Management's Discussion and Analysis of Financial Condition and Results of Operations.......        10
Business....................................................................................        14
Management..................................................................................        24
Principal Stockholders......................................................................        29
Selling Holders.............................................................................        30
Certain Transactions........................................................................        33
Description of Securities...................................................................        34
Plan of Distribution........................................................................        36
Legal Proceedings...........................................................................        36
Legal Matters...............................................................................        36
Experts.....................................................................................        36
Index to Financial Statements...............................................................       F-1
Report of Independent Certified Public Accountants..........................................       F-2


         Until __________ ___, 1998 (40 days after the effective date of this Preliminary Prospectus), all broker-dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus with respect to their unsold allotments or subscriptions.

                                   e-Net, Inc.

                        1,125,000 Shares of Common Stock



                             PRELIMINARY PROSPECTUS



                                           , 1998
                               ------------

                                    PART TWO

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Limitation on Liability of Directors

         As permitted by Delaware law, the Company's Certificate of Incorporation includes a provision that provides that the Company will, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time ("DGCL"), indemnify all persons whom it may indemnify pursuant thereto. To the fullest extent permitted by the DGCL, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director. The provisions are intended to afford directors protection against, and to limit their potential liability for, monetary damages resulting from suits alleging a breach of the duty of care by a director; they also diminish the potential rights of action which might otherwise be available to shareholders by limiting the liability of officers and directors to the maximum extent allowable under Delaware law and by affording indemnification against most damages and settlement amounts paid by a director of the Company in connection with any shareholders derivative action. As a consequence of these provisions, stockholders of the Company will be unable to recover monetary damages against directors for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within an exception under DGCL or under Delaware case law. The provision, however, does not alter the applicable standards governing a director's fiduciary duty and does not eliminate or limit the right of the Company or any stockholder to obtain an injunction or any other type of equitable relief in the event of a breach of fiduciary duty. Management of the Company believes these provisions will assist the Company in securing and retaining qualified persons to serve as directors. The Company is unaware of any pending or threatened litigation against the Company or its directors that would result in any liability for which such director would seek indemnification or similar protection.

         The Company believes that the substantial increase in the number of lawsuits being threatened or filed against corporations and their directors has resulted in a growing reluctance on the part of capable persons to serve as members of boards of directors of public companies. The Company also believes that the increased risk of personal liability without adequate insurance or other indemnity protection for its directors could result in overcautious and less effective direction and management of the Company. The limitation on liability and indemnification provisions are intended to increase the protection provided directors and, thus, increase the Company's ability to attract and retain qualified persons to serve as directors. Additionally, the Company has procured directors liability insurance coverage, but there is no assurance that it will provide coverage to the extent of the director's claims for indemnification. In such event, the Company may be forced to bear a portion or all of the cost of the director's claims for indemnification and, the value of the Company stock may be adversely affected as a result. There is also no assurance that the Company will be able to continue to procure directors liability insurance. It is uncertain whether the Company's directors would continue to serve in such capacities if improved protection from liability were not provided.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 25.  Other Expenses of Issuance and Distribution.

         The following is an itemization of expenses payable by the Company from the net proceeds of the Offering, incurred by the Company in connection with the issuance and distribution of the Offered Stock. All expenses are estimated.


SEC Registration and Filing Fee..........................         $7,031
Nasdaq Registration and Filing Fee.......................              *
Financial Printing.......................................              *
Transfer Agent Fees......................................              *
Accounting Fees and Expenses.............................              *
Legal Fees and Expenses..................................              *
Blue Sky Fees and Expenses...............................              *
Miscellaneous............................................              *
      Total..............................................              *

*        To be completed by amendment.

Item 26.  Recent Sales of Unregistered Securities.

         The following information describes issuance of all securities of the Company in private transactions not registered under the Act.

         In January 1995, the Company issued 10,000 shares of its Common Stock to 16 persons, including the officers and directors of the Company, in a private placement transaction in consideration of $100, or its par value at the time of issuance. Taking into account the Splits, such shares of Common Stock were the equivalent of 3,000,000 shares of today's Common Stock. The securities issued by the Company in these transactions were "restricted" securities within the meaning of that term as defined in Rule 144 and were issued pursuant to the "private placement" exemption under Section 4(2) of the Act for sales of securities by an issuer not involving any public offering. The purchasers in these transactions were sophisticated and/or "accredited" investors as such terms are used in Regulation D under the Act.

         In March 1996, the Company issued 250,000 shares of its Common Stock to ATG Group, Inc., a Brookville, New York based investment firm, in a private placement transaction for aggregate consideration of $250,000, represented by a full recourse promissory note for the entire purchase price. Taking into account the Reverse Split, such shares of Common Stock were the equivalent of 125,000 shares of today's Common Stock. However, in June 1996, ATG Group, Inc. agreed to cancel its shares of the Company's Common Stock in consideration of the cancellation of its $250,000 promissory note.

         In March 1996, the Company was loaned $500,000 by Edward Ratkovich, $250,000 by Robert Foise, $200,000 by Armstrong Industries and $50,000 by Martin Sumichrast. Principal and interest computed at the rate of eight percent annually was to become due at the earlier of June 1, 1997 or the expected June 1996 closing date of a proposed initial public offering of Company securities. As additional consideration for these loans, the Company issued 500,000 bridge units to Mr. Ratkovich, 250,000 to Mr. Foise, 200,000 to Armstrong Industries and 50,000 to Mr. Sumichrast. Each bridge unit contained one share of Common Stock, one Class A Warrant and one Class B Warrant. In June 1996, the loan principal was converted into paid-in capital and accounted for as consideration for the bridge units. The Class A Warrants and Class B Warrants were canceled in March 1997, in exchange for each such shareholder receiving additional shares of Common Stock such that, even taking the Reverse Split into account, each such shareholder had 500,000, 250,000, 200,000 and 50,000 shares of today's Common Stock. The securities issued by the Company in these transactions were "restricted" securities within the meaning of that term as defined in Rule 144 and were issued pursuant to the "private placement" exemption under Section 4(2) of the Act for sales of securities by an issuer not involving any public offering. The purchasers in these transactions were "accredited" persons as that term is used in Regulation D under the Act.

         In August 1996, the Company entered into a letter of intent with MVSI, Inc. ("MVSI"), a Washington, D.C. area based NASDAQ-listed technology products and services company, in which the Company agreed to be acquired and become a wholly-owned subsidiary of MVSI in an exchange of securities. To the Company's knowledge, Edward Ratkovich is a significant shareholder and the chairman and chief executive officer of MVSI, Thomas T. Prousalis, Jr. is a significant shareholder of MVSI and Clive Whittenbury is a director of MVSI. Pursuant to the letter of intent, MVSI loaned the Company $500,000 for working capital. In October 1996, the Company entered into an agreement to be acquired by MVSI, subject to shareholder approval. MVSI loaned an additional $500,000 to the Company in November 1996. However, in January 1997, the parties mutually agreed to terminate the acquisition, primarily due to market conditions that involved a significant decrease in the bid price of MVSI's common stock and, thereby, the value of the purchase price.

         As part of a mutual cooperation agreement, in January 1997 MVSI loaned the Company an additional $250,000 under a convertible debenture. The aggregate principal amount of the convertible debenture at that time was $1,275,081, reflecting the total amount of loan advances made to the Company by MVSI. The terms provided for outstanding principal to bear annual interest of nine percent, and for principal to be convertible into Common Stock upon the completion of the Company's initial public offering at a ratio calculated using the offering price per share. In March 1997, MVSI converted the convertible debenture into 250,000 shares of Common Stock. The securities issued by the Company in these transactions were "restricted" securities within the meaning of that term as defined in Rule 144 and were issued pursuant to the "private placement" exemption under Section 4(2) of the Act for sales of securities by an issuer not involving any public offering. The purchaser in this transaction was an "accredited" person as that term is used in Regulation D under the Act.

         In April 1998, the Company issued 750,000 shares of Common Stock in a private placement to various investors at a price of $7.50 per share, or an aggregate of $5,625,000. Pennsylvania Merchant Group served as the placement agent for this transaction, for a fee of six percent of the gross proceeds of the offering, or $337,500, plus a five year warrant to purchase 75,000 shares of Common Stock at an exercise price of $9.00 per share. The securities issued by the Company in these transactions were "restricted" securities within the meaning of that term as defined in Rule 144 and were issued pursuant to the exemption provided by Rule 506 of Regulation D under the Act for sales of securities by an issuer not involving any public offering. The purchasers in this transaction were "accredited" persons as that term is used in Regulation D under the Act.

         All of the foregoing restricted securities were appropriately marked with a restrictive legend and were issued for investment purposes only and not with a view to redistribution, absent registration. All of the foregoing purchasers were fully informed and advised concerning the Registrant, its business, financial and other matters. The Registrant was informed that each purchaser was able to bear the economic risk of its investment and was aware that the securities were not registered under the Act and cannot be re-offered or re-sold until they have been so registered or until there is an available exemption from the registration requirements of the Act. The Company's transfer agent and registrar was instructed to mark "stop transfer" on its ledgers to assure that these securities not be transferred absent registration or a determination that there is an available exemption from the registration requirements of the Act.

Item 27.  Exhibits

     3.0  Certificate of Incorporation, filed January 9, 1995.*
     3.1 Certificate of Correction to Certificate of Incorporation, filed April 14, 1998**
     3.2 Certificate of Amendment to Certification of Incorporation, filed April 14, 1998**
     3.3  By-laws, as amended.*
     4.0  Specimen Copy of Common Stock Certificate.*
     4.1  Form of Warrant Certificate.*
     4.2  Form of Representative's Warrant Agreement.*
     4.3  Form of Warrant Agreement.*
     5.1  Opinion of Williams & Connolly ****
     10.0 Employment Agreement, Robert A. Veschi, dated April 1, 1996 (management contract or compensatory plan or arrangement).*
     10.1 United States Patent, Notice of Allowance, dated January 23, 1996.*
     10.2 Assignment of Patent Rights, dated March 22, 1996.*
     10.3 Sprint Agreement, dated March 1, 1996.*
     10.4 Financial Advisory
          Agreement with Barron Chase Securities, Inc., dated April 10, 1997.*
     10.5 Merger and Acquisition Agreement with Barron Chase Securities, Inc., dated April 10, 1997.*
     10.6 Mutual Cooperation Agreement with MVSI, Inc., dated January 14, 1997.*
     10.7 Lockheed Martin Agreement, dated January 3, 1997.*
     10.8 Product Sales Agreement with Diamond Telecom, dated March 6, 1998.**
     10.9 Software Development Agreement with Com21, dated January 22, 1998.**
     10.10 Distributor Agreement with Comtel Electronic System GMBH, dated April 9, 1998.**
     10.11 Joint Market Agreement with Paradyne Corporation, dated May 29,
          1997.**
     10.12 Form of Product Sales Agreement with PC Importers Inc. d/b/a Unicent Technologies.**
     10.13 1997 Nonqualified Stock Option Plan (management contract or compensatory plan or arrangement).**
     10.14 Government Reseller Agreement with Government Technology Services, Inc., dated August 27, 1997.**
     10.15 Memorandum of Understanding with Summa Four, Inc., dated April 17, 1998.**
     10.16 Net2Phone Bundling Agreement with IDT Corporation, dated April 23, 1998.**
     11.0 Computation of Per Share Loss ***
     21.0 Subsidiaries.***
     23.0 Consent of Grant Thornton LLP. ****
     23.1 Consent of Williams & Connolly ****
     25.0 Power of Attorney (contained on page II-6)

------------------

* Incorporated by reference from the Company's Registration Statement on Form SB-2, Registration No. 333-3860, as amended and declared effective on April 7, 1997 (the "IPO Registration Statement").

**         Incorporated by reference from Post-Effective Amendment No. 1 to the
IPO Registration Statement, as declared effective on May 8, 1998.

***        Incorporated by reference from the Company's Annual Report on Form
10-KSB, filed June 29, 1998.

****       To be filed by amendment

Item 28.  Undertakings

         The undersigned Registrant hereby undertakes to provide to participating broker-dealers, at the closing, certificates in such denominations and registered in such names as required by the participating broker-dealers, to permit prompt delivery to each purchaser.

         The undersigned Registrant also undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
                                    section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement:

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                           Provided, however, that paragraphs (a)(1)(i) and
                           (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, in the County of Montgomery, State of Maryland, on June __, 1998.

                                   e-NET, INC.
                                   By:  /s/ Robert A. Veschi
                                      ----------------------
                                        Robert A. Veschi
                                        President

         In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form SB-2 has been signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below hereby constitutes and appoints Robert A. Veschi as such person's true and lawful attorney-in-fact and agent with full power of substitution for such person and in such person's name, place and stead, in any and all capacities, to sign and to file with the Securities and Exchange Commission, any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue thereof.

Name                                                                        Title                           Date
----                                                                        -----                           ----

/s/Alonzo E. Short, Jr.                                             Chairman of the Board             June __, 1998
--------------------------------------------
Alonzo E. Short, Jr., Lt. Gen., USA (ret.)

/s/Robert A. Veschi                                             President, Chief Executive            June __, 1998
--------------------------------------------
Robert A. Veschi                                                   Officer, Director

/s/Donald J. Shoff                                                Chief Financial Officer             June __, 1998
--------------------------------------------
Donald J. Shoff                                                 (Chief Accounting Officer)

/s/William L. Hooton                                                     Director                     June __, 1998
--------------------------------------------
William L. Hooton

/s/Clive Whittenbury                                                     Director                     June __, 1998
--------------------------------------------
Clive Whittenbury, Ph.D.

/s/William W. Rogers, Jr.                                                Director                     June __, 1998
--------------------------------------------
William W. Rogers, Jr.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    EXHIBITS
                                       to
                                    FORM SB-2


                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933




                                   -----------

                                   e-NET, INC.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  EXHIBIT INDEX


     No. Document
     --- --------

     3.0   Certificate of Incorporation, filed January 9, 1995.*
     3.1 Certificate of Correction to Certificate of Incorporation, filed April 14, 1998**
     3.2 Certificate of Amendment to Certification of Incorporation, filed April 14, 1998**
     3.3   By-laws, as amended.*
     4.0   Specimen Copy of Common Stock Certificate.*
     4.1   Form of Warrant Certificate.*
     4.2   Form of Representative's Warrant Agreement.*
     4.3   Form of Warrant Agreement.*
     5.1   Opinion of Williams & Connolly ****
     10.0 Employment Agreement, Robert A. Veschi, dated April 1, 1996 (management contract or compensatory plan or arrangement).*
     10.1  United States Patent, Notice of Allowance, dated January 23, 1996.*
     10.2  Assignment of Patent Rights, dated March 22, 1996.*
     10.3  Sprint Agreement, dated March 1, 1996.*
     10.4 Financial Advisory Agreement with Barron Chase Securities, Inc., dated April 10, 1997.*
     10.5 Merger and Acquisition Agreement with Barron Chase Securities, Inc., dated April 10, 1997.*
     10.6  Mutual Cooperation Agreement with MVSI, Inc., dated January 14,
           1997.*
     10.7  Lockheed Martin Agreement, dated January 3, 1997.*
     10.8  Product Sales Agreement with Diamond Telecom, dated March 6, 1998.**
     10.9  Software Development Agreement with Com21, dated January 22, 1998.**
     10.10 Distributor Agreement with Comtel Electronic System GMBH, dated April 9, 1998.**
     10.11 Joint Market Agreement with Paradyne Corporation, dated May 29,
           1997.**
     10.12 Form of Product Sales Agreement with PC Importers Inc. d/b/a Unicent Technologies.**
     10.13 1997 Nonqualified Stock Option Plan (management contract or compensatory plan or arrangement).**
     10.14 Government Reseller Agreement with Government Technology Services, Inc., dated August 27, 1997.**
     10.15 Memorandum of Understanding with Summa Four, Inc., dated April 17, 1998.**
     10.16 Net2Phone Bundling Agreement with IDT Corporation, dated April 23, 1998.**
     11.0  Computation of Per Share Loss ***
     21.0  Subsidiaries.***
     23.0  Consent of Grant Thornton LLP. ****
     23.1  Consent of Williams & Connolly ****
     25.0  Power of Attorney (contained on page II-6)
------------------
* Incorporated by reference from the Company's Registration Statement on Form SB-2, Registration No. 333-3860, as amended and declared effective on April 7, 1997 (the "IPO Registration Statement").

**         Incorporated by reference from Post-Effective  Amendment No. 1 to the
IPO Registration Statement, as declared effective on May 8, 1998.

***        Incorporated by reference from the Company's Annual Report on Form
10-KSB, filed June 29, 1998.

****       To be filed by amendment